Exhibit 10.11

CREDIT AGREEMENT

dated as of March 27, 2012

among

PL PROPYLENE LLC,
as Borrower

PROPYLENE HOLDINGS LLC,
as Holdings

The LENDERS Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, Collateral Agent,
and Swingline Lender

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Lead Arranger

CITIGROUP GLOBAL MARKETS INC., SOCIETE GENERALE, STIFEL BANK & TRUST,
SUNTRUST ROBINSON HUMPHREY, INC., UBS SECURITIES LLC and WELLS FARGO
SECURITIES, LLC,
as Co-Arrangers

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Bookrunner

and

CITIGROUP GLOBAL MARKETS INC., SOCIETE GENERALE, UBS SECURITIES LLC and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

STIFEL BANK & TRUST and SUNTRUST BANK,
as Documentation Agents

i

SCHEDULES:

Schedule 1.01	—	Excluded Pipeline Easements
Schedule 2.01	—	Commitments
Schedule 3.05	—	Mortgaged Properties
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Guarantee Agreement
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Supplemental Perfection Certificate
Exhibit H-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	—	Form of Affiliated Lender Assignment and Assumption
Exhibit J	—	Form of Compliance Certificate

CREDIT AGREEMENT dated as of March 27, 2012, (this “Agreement”), among PL Propylene LLC, a Delaware limited liability company (the “Borrower”), Propylene Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders party hereto, Morgan Stanley Senior Funding, Inc., as sole lead arranger, Citigroup Global Markets Inc., Societe Generale, Stifel Bank & Trust, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, and Wells Fargo Securities LLC, as Co-Arrangers, Morgan Stanley Senior Funding, Inc., as Sole Bookrunner, Citigroup Global Markets Inc., Societe Generale, UBS Securities LLC and Wells Fargo Bank, N.A., as Co-Syndication Agents and Stifel Bank & Trust and SunTrust Bank, as Documentation Agents and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swingline Lender.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                              Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Accepting Lender” has the meaning set forth in Section 2.21(a).

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 2.21(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 9.04(e).

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.  The initial Aggregate Revolving Commitment is $120,000,000.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) in the case of Tranche B Term Loans, the one (1)-month Published LIBOR Rate (to the extent ascertainable) plus 1.00% per annum (the “ABR Floor”).

“Applicable Margin” means:

(a)                                 with respect to Revolving Loans, (i) 4.75% in the case of ABR Loans (including Swingline Loans) and (ii) 5.75% in the case of Eurodollar Loans; and

(b)                                 with respect to the Term Loans, (i) 4.75% in the case of ABR Loans and (ii) 5.75% in the case of Eurodollar Loans;

provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form reasonably approved by the Administrative Agent and the Borrower.

“Available Amount” means as at any date, the sum of, without duplication:

(a)                                 50% of the Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing April 1, 2012 to the end of the most recently ended fiscal quarter of Borrower for which internal financial statements are available at the time of such determination, plus

(b)                                 100% of the aggregate (i) net cash proceeds or the fair market value (as reasonably determined by the Borrower) of property, assets or marketable securities received by Parent, the Borrower or the Subsidiaries (since the date hereof as a contribution to its common equity capital), in each case, that has not been previously applied pursuant to Sections 6.04 and 6.08), and (ii) net cash proceeds retained pursuant to Section 2.11(h), minus

(c)                                  any usage of such Available Amount pursuant to Sections 6.04(r), 6.08(a)(v), and 6.08(b)(iv) or the definition of “Permitted Joint Venture.”

“Backstopped” means, in respect of any Letter of Credit, (a) a letter of credit delivered to the relevant Issuing Bank which may be drawn by such Issuing Bank to satisfy any obligations of the Borrower in respect of such Letter of Credit or (b) cash or cash equivalents deposited with the relevant Issuing Bank to satisfy any obligation of the Borrower in respect of such Letter of Credit, in each case, in an amount equal to 102% of the LC Exposure with respect to such Letter of Credit and on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective Issuing Bank.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for such period prepared in accordance with GAAP, excluding (to the extent that they would otherwise be included) (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, (ii) any such expenditures constituting Permitted Acquisitions and Permitted Joint Ventures, (iii) any such expenditures to the extent that they are financed with or reimbursed from the proceeds of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event,” (iv) any such expenditures made by the Borrower and the Subsidiaries as tenant in leasehold improvements, to the extent that such expenditures are reimbursed by the landlord, (v) the purchase price of equipment to the extent that the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case in the ordinary course of business and (vi) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Borrower and its consolidated Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.  Notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP as in effect on the Closing Date be considered a Capital Lease Obligation for any purpose under this Agreement (and no agreement relating to any such operating lease shall be considered a capital lease for any purpose under this Agreement).

“Cash Management Services” means (i) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit card and merchant card services.

“Cash Management Services Obligations” means any and all obligations of the Loan Parties or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services.

“CFC” means any Subsidiary that is a “controlled foreign corporation” for U.S. federal income tax purposes within the meaning of Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership by any Person other than Parent of any direct Equity Interest in the Borrower; (b) prior to a Qualified MLP IPO, the failure by the Permitted Holder to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, Equity Interests in Parent representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock in Holdings; (c) after a Qualified MLP IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder or Permitted Holder Group in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Equity Interests in MLP and representing more than the greater of (x) 35% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock in MLP and (y) the total voting power of all of the outstanding Voting Stock of MLP owned, directly or indirectly, beneficially by the Permitted Holder or Permitted Holder Group; or (d) the occurrence of any “change in control” (or similar event, however denominated) with respect to Parent (or any Controlling Company) or the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Parent, the Borrower or any other Subsidiary.  For purposes of this definition, (I) any Equity Interests in Parent owned beneficially (but not of record) by any Permitted

Holder as a result of such Permitted Holder owning, beneficially and of record, Equity Interests in any Controlling Company shall be deemed to be owned of record by such Permitted Holder and (II) “Permitted Holder Group” means a group of which one or more Permitted Holders are members, provided that (x) the Permitted Holders that are members of such group do not own in the aggregate a lesser percentage of such Equity Interests than the other members of such group and (y) the Permitted Holders that are members of such group have not granted the right to other members of such group to vote the Permitted Holders’ Equity Interests in Parent or the right to direct the manner in which the Permitted Holders’ vote such Equity Interests.

For the avoidance of doubt, it is understood and agreed that neither a Qualified MLP IPO nor any MLP Formation Transactions shall constitute or otherwise be deemed to cause a Change in Control for purposes hereof.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender or Participant, if later, the date on which such Lender becomes a Lender or acquires a participation hereunder, as applicable), of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans of any Series, Revolving Loans, Replacement Revolving Facility, Replacement Term Loans of any tranche, or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Tranche B Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Dividend” the payment of a dividend to the direct or indirect shareholders of Parent in the aggregate sum of (x) $250,000,000 plus (y) 1% of the Equity Interests of the MLP.

“Co-Arrangers” means Citigroup Global Markets Inc., Societe Generale, Stifel Bank & Trust, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, and Wells Fargo Securities LLC.

“Co-Syndication Agents” means Citigroup Global Markets Inc., Societe Generale, UBS Securities LLC and Wells Fargo Bank, N.A.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Security Documents as security for the Secured Obligations, including, without limitation, the Mortgaged Property.

“Collateral Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent hereunder and under the applicable Loan Documents.

“Collateral Agreement” means the Collateral Agreement in the form of Exhibit C among the Loan Parties party thereto and the Collateral Agent to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                                 the Collateral Agent shall have received (i) from each Loan Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person and (ii) from each Loan Party, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such person;

(b)                                 the Collateral Agent shall have received (i) a pledge of all the issued and outstanding Equity Interests of (A) the Borrower and (B) each wholly owned Subsidiary owned on the Closing Date directly by Parent or the Borrower or any Subsidiary Loan Party (it being understood that no more than 65% of the outstanding voting Equity Interests of any Excluded Foreign Subsidiary shall be pledged to secure the Secured Obligations) and (ii) in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                                  on the Closing Date, all Indebtedness (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party and evidenced by a promissory note or an instrument and in excess of $1,000,000, and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received such promissory note or instrument, together with note powers or other undated instruments of transfer with respect thereto endorsed in blank;

(d)                                 Upon acquisition by the MLP, directly or indirectly, of the Equity Interests of the Borrower, promptly notify the Collateral Agent of such acquisition and promptly thereafter (and in any event within 60 days after such acquisition), at the Borrower’s expense:

(i)                                    cause the MLP to become a party to the Guarantee Agreement as “Guarantor” thereunder by executing and delivering to the Administrative Agent a supplement to the Guarantee Agreement in the form specified therein, and, if reasonably requested by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in Section 4.01(c);

(ii)                                      (A) cause the MLP to become a party to the Collateral Agreement as “Grantor” thereunder by executing and delivering to the Collateral Agent a supplement to the Collateral Agreement in the form specified therein, (B) take whatever action (including delivering proper financing statements in form appropriate for filing under the UCC) may be reasonably necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the assets purported to be subject to the applicable Collateral Agreement, (C) deliver or cause the applicable Subsidiary of the MLP to deliver to the Collateral Agent all certificates and stock powers (to the extent such Equity Interests are certificated) and other documents reasonably requested by the Collateral Agreement with respect to all such Equity Interests required to be pledged hereunder, (D) take or cause the applicable Subsidiary to take such other actions as may be reasonably necessary to provide the Collateral Agent with a first priority perfected pledge of and security interest in such Equity Interests, and (E) if reasonably requested by the Collateral Agent, deliver or cause the MLP or the applicable Subsidiary of the MLP to deliver to the Administrative Agent documents of the types referred to in Section 4.01(c) and customary opinions of counsel, all in form, content and scope, reasonably satisfactory to the Administrative Agent;

(e)                                  (i) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Guarantee Agreement, and the Collateral Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party and (ii) such Subsidiary Loan Party shall take whatever action (including delivering proper financing statements in form appropriate for filing under the UCC) as may be required by the Loan Documents or reasonably requested by the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Parties, a first priority interest in the Collateral;

(f)                                   after the Closing Date, (i) all the outstanding Equity Interests (A) issued or owned by any person that becomes a Loan Party after the Closing Date and (B) all the Equity Interests that are acquired by a Loan Party after the Closing Date, in each case, to the extent not constituting Excluded Property, shall have been pledged pursuant to the applicable Security Document; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Excluded Foreign Subsidiary shall be pledged to secure the Secured Obligations and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g)                                  except as otherwise contemplated by any Security Document, all documents and instruments, including UCC financing statements and other similar statements or forms used in other relevant jurisdictions, required by law or the Loan Documents or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording on the Closing Date, if applicable, or, with respect to Collateral acquired after the Closing Date, as required by the Security Documents or pursuant to Section 5.03 or 5.14; and

(h)                                 the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) an irrevocable commitment to issue, or a pro-forma, of a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except for Permitted Encumbrances, in the amount equal to not less than 100% of the estimated fair market value of such Mortgaged Property together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto, if applicable) and if any improvements located on any Mortgaged Property are located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.09 (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (I) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (II) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (III) in the case of flood insurance, shall (x) identify the addresses of each property located in a special flood hazard area, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Collateral Agent 30 days’ written notice of cancellation or non-renewal and (IV) shall be otherwise in form and substance satisfactory to the Administrative Agent, (iv) use commercially reasonable efforts to obtain consents from the grantors of the Pipeline Easements consenting to a Mortgage on the Pipeline Easements and (v) such reasonable legal opinions and surveys (or existing surveys with “same as” affidavits to the title insurer to obtain survey coverage) and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property other than surveys relating to the Pipeline Easements.

The foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, any Collateral, or the provision of Guarantees by any Subsidiary, (A) in the case of any of the foregoing, if the Borrower and the Administrative Agent reasonably determine in writing that the burden or cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom, (B) in the case of the provision of a Guarantee such Subsidiary is an Excluded Subsidiary, and/or (C) in the case of the creation of pledges or security interests (i) by any Person who is not required to provide a Guarantee pursuant to the foregoing clause (A) or (ii) in any Excluded Property.  Notwithstanding any other provision herein, no foreign law security or pledge agreements shall be required and the foregoing shall not require the perfection of security interests in cash, cash equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets), other assets requiring perfection through control agreements, vehicles and other assets subject to certificates of title, commercial tort claims or letter of credit rights, in each case, to the extent that a security interest in any of the foregoing cannot be perfected by the filing of a UCC financing statement.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) (x) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or (y) if it otherwise determines in its good faith discretion to grant such extensions.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Tranche B Term Commitment or any combination thereof (as the context requires).

“Commitment Letter” means that certain Amended and Restated Commitment Letter dated July 13, 2011 (as amended by that certain Amended and Restated Commitment Letter Amendment dated September 18, 2011, that certain Amended and Restated Commitment Letter Amendment No. 2 dated December 16, 2011 and that certain Amended and Restated Commitment Letter Amendment No. 3 dated March 16, 2012) among Borrower and the Commitment Parties (as defined therein).

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit J (completed as relevant) or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated March 13, 2012, relating to the credit facilities provided herein.

“Consolidated Current Liabilities” means, with respect to any Person on any date, all amounts which, in conformity with GAAP, would be classified as current liabilities on a consolidated balance sheet of such Person and its consolidated subsidiaries as at such date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)                                 without duplication and, except in the case of clause (viii), to the extent deducted in determining such Consolidated Net Income, the sum of:

(i)                                    all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item paid but not expensed in a prior period but including amortization of goodwill, software and other intangible assets);

(ii)                                      any non-cash charges (including reserve charges) for such period (excluding any such non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period, and including any non-cash charge that may result in a cash outlay or reversal in any future period);

(iii)                                       any non-cash expenses for such period resulting from the grant of stock options, restricted stock grants or other equity-based incentives to any director, officer or employee of any Controlling Company, Parent, the Borrower or any other Subsidiary pursuant to a written plan or agreement approved by the board of directors of any Controlling Company, Parent, the Borrower or such Subsidiary, as the case may be;

(iv)                                     fees and expenses incurred during such period in connection with any Investment, Permitted Acquisition, formation of a Permitted Joint Venture, disposition, issuance of Equity Interests (including any Qualified MLP IPO), incurrence or issuance of Indebtedness (including any fees and expenses related to any amendments, supplements and modifications thereof or in respect of any refinancing transaction) or repayment of Indebtedness, in each case, to the extent not prohibited under this Agreement and whether or not consummated;

(v)                                    the amount of management, consulting, monitoring and advisory fees paid (or any accruals related to such fees), during such period in accordance with Section 6.09(b), together with reasonable out-of-pocket expenses relating thereto;

(vi)                                     consolidated interest expense and other Fixed Charges for such period (including imputed interest expense in respect of Capital Lease Obligations and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Hedging Agreement or other derivative instrument (including any termination payment) entered into for the purpose of hedging interest rate risk and any bank and financing fees and the interest expense that would be imputed for such period in respect of Synthetic Leases of Parent and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP);

(vii)                                       provision for federal, state, local and foreign taxes based on income, profits, margin and similar items, including foreign unreimbursed value added taxes and property taxes, in each case of Parent and its Subsidiaries paid or accrued during such period plus Permitted Tax Distributions to be made with respect to such period, together with any penalties and interest in respect of the foregoing, to the extent such taxes were deducted in determining Consolidated Net Income;

(viii)                                        the amount of proceeds from any business interruption insurance or similar insurance proceeds received by the Borrower or any Subsidiary in such period to the extent paid as the result of a loss;

(ix)                                     without duplication of any amount referred to in clause (viii) above, the amount of (A) any expense to the extent that a corresponding amount is received in cash by Parent, the Borrower or any other Subsidiary from a Person other than such Person or any subsidiary of such Person under any agreement providing for reimbursement of such expense or (B) any expenses with respect to liability or casualty events, business interruption or product recalls, (i) so long as Parent, the Borrower or such Subsidiary has submitted in good faith a claim for reimbursement of such amounts under its relevant insurance policy or (ii) without duplication of amounts included in a prior period under clause (B)(i) above, to the extent covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against expenses in future periods);

(x)                                    any expense relating to defined benefits pension or post-retirement benefit plans;

(xi)                                     fees and expenses incurred during such period relating to the Transactions;

(xii)                                       (a) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations and closures, Permitted Acquisitions, investments in Permitted Joint Ventures, dispositions, business optimization (including relating to systems design, upgrade and implementation costs), entry into new markets, including consulting fees, restructuring, severance, and curtailments or modifications to pension or post-retirement employee benefit plans and (b) to the extent that plant modifications or enhancements have resulted in the increase in available capacity for the Facility, and the Borrower has executed one or more additional contracts with a duration of at least one year that result in additional contracted volumes above the maximum volumes contracted as of the date of this Agreement (the “Incremental Volumes”), then, with respect to each such additional contract, but only with respect to the Incremental Volumes, an amount equal to the increase of Consolidated EBITDA that would have been expected to be obtained as though full implementation of such additional contracts had occurred at the beginning of the period for which Consolidated EBITDA is being calculated (such period, the “Calculation Period”); provided that (1) the amount of the expected increase of Consolidated EBITDA shall be determined using historical commodity prices from the Calculation Period in good faith by a Financial Officer of the Borrower, shall be factually supportable and the supporting calculations and assumptions for which shall be set forth in reasonable detail in the Compliance Certificate for the applicable Calculation Period in form and scope reasonably satisfactory to the Administrative Agent; (2) the adjustments described in this clause (xii) shall be available in connection with any contract only during the first 12 months of the provisions of services thereunder; and (3) the aggregate amount of adjustments made for both provisions (a) and (b) of this clause (xii) in any Calculation Period shall not exceed $15,000,000; and

(xiii)                                        Major Scheduled Turnaround Expenses for such period;

provided that any cash payment made with respect to any non-cash item added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made so long as such cash payment does not otherwise reduce Consolidated Net Income at such time; provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of (1) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses; (2) extraordinary, unusual or non-recurring gains, losses or charges; (3) the effects of any adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, research and development, deferred revenue, debt line items, any earn-out obligations and any other charges resulting from the application of purchase accounting in relation to the consummation of any Permitted Acquisition or investment in a Permitted Joint Venture, or the amortization or write-off of any such amounts; and (4) any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Borrower or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions in the ordinary course of business; and minus

(b)                                 without duplication and to the extent included in determining such Consolidated Net Income:

(i)                                    any income relating to defined benefits pension or post-retirement benefit plans and any amounts contributed by Parent, the Borrower or any Subsidiary in cash to any defined benefits pension or post-retirement benefit plans during such period (so long as such cash payment does not otherwise reduce Consolidated Net Income at such time); and

(ii)                                      the amount of any expense attributable to a claim for reimbursement submitted under applicable insurance policies added to Consolidated EBITDA in a prior period pursuant to clause (a)(ix)(B) above, to the extent (A) such reimbursement claim is denied (in which case such amount shall be deducted from Consolidated Net Income pursuant to this clause (ii) in the period in which the notice of rejection is issued by the relevant insurer) or (B) such claim amount has not been received in cash by the Borrower within twenty-four months after the period in which such amount was included in Consolidated EBITDA pursuant to clause (a)(ix)(B) (in which case such amount shall be deducted from Consolidated Net Income pursuant to this clause (ii) in the period during which such twenty-fourth month occurs).

For the avoidance of doubt, no amounts attributable to a Permitted Joint Venture shall be taken into account or included in the determination of Consolidated EBITDA other than as expressly referred to in this definition or as expressly provided in the definition of Consolidated Net Income.

Notwithstanding anything to the contrary contained herein, but subject to the next sentence, Consolidated EBITDA shall be deemed to be $76,400,000, $120,100,000, $69,800,000, and $17,500,000 for the fiscal quarters ended on March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, respectively.  For purposes of calculating Consolidated EBITDA for any period to determine the Fixed Charge Coverage Ratio or the Total Secured Leverage Ratio, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis.  The Consolidated EBITDA of the MLP for each of the three fiscal quarters ended prior to the Qualified MLP IPO shall be deemed to be the Consolidated EBITDA of Holdings in each such fiscal quarter.

“Consolidated Intangibles” means, with respect to any Person on any date, all assets of such Person and its consolidated subsidiaries, determined on a consolidated basis, that would, in conformity with GAAP, be classified as intangible assets on a consolidated balance sheet of such Person and its consolidated subsidiaries as at such date, including unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the fair market value of acquired companies, patents, trademarks or service marks, franchises, trade names, goodwill and the amount of all write-ups in the book value of assets resulting from any revaluation thereof (other than revaluations arising out of foreign currency valuations in conformity with GAAP).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated subsidiaries (except as provided below, other than any Permitted Joint Venture) for such period, determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Parent or any Controlling Company during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made any Restricted Payments or other payment to or for the account of Parent or any Controlling Company in respect thereof and to the extent such charge, tax or expense is not reflected in the GAAP income statement of the Borrower and its consolidated Subsidiaries for such period); provided that there shall be excluded (a) the income of any Subsidiary of the Borrower (other than a Loan Party) to the extent and for the portion of the period during which the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any agreement or instrument applicable to such Subsidiary or without any prior approval of any Governmental Authority that has not been obtained, except to the extent of the amount of cash dividends or other cash distributions actually paid to Parent, the Borrower or any other Subsidiary by such Subsidiary (unless the income of such Subsidiary would otherwise be excluded from Consolidated Net Income pursuant to this proviso to this definition) during such period, (b) the income or loss of any Person (other than the Borrower or any of its consolidated subsidiaries) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any of its consolidated subsidiaries by such Person (unless the income of such Subsidiary would otherwise be excluded from Consolidated Net Income pursuant to this proviso to this definition) during such period, (c) the income or loss of any Person accrued prior to the date it becomes a consolidated Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its consolidated subsidiaries or that Person’s assets are acquired by the Borrower or any of its consolidated subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro Forma Basis” herein, (d) the income of any Permitted Joint Venture, except to the extent of the amount of cash dividends or other cash distributions of such income actually paid to the Borrower or any other Subsidiary (unless the income of such Subsidiary would be otherwise excluded from Consolidated Net Income pursuant to this proviso to this definition), (e) the cumulative effect of a change in accounting principles, (f) any unrealized gains or losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, (g) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement and (h) any impairment charge or asset write-off or write down.  For purposes of calculating Consolidated Net Income for any period to determine the Total Secured Leverage Ratio and the Fixed Charge Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

“Consolidated Net Tangible Assets” means, with respect to any Person on any date, the amount equal to (a) the amount that would, in conformity with GAAP, be included as assets on the consolidated balance sheet of such Person and its consolidated subsidiaries as at such date minus (b) the sum of (i) Consolidated Intangibles of such Person at such date and (ii) Consolidated Current Liabilities of such Person at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Company” means any direct or indirect parent company of Parent.

“Credit Party” means the Administrative Agent, Collateral Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Debt Fund Affiliate” means any Affiliate of Parent or LG (other than Parent, the Borrower or any other Subsidiary) that is primarily engaged in, or advises debt funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Parent, the Borrower or any other Subsidiary has the right to make any investment decisions.

“Declining Lender” has the meaning set forth in Section 2.11(h).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clauses (i) and (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Parent, the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)                                 matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)                                 is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)                                  is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Parent or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a Qualified MLP IPO, or a “change of control” (or similar event, however denominated) or permitting the holder thereof to convert such Equity Interest into another equity security upon the occurrence of any of the foregoing, in each case, shall not constitute a Disqualified Equity Interest if any such requirement shall, by its express terms, become operative only if the Termination Date has occurred and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) competitors of the Borrower or any Subsidiary, (b) affiliates of any such competitors or (c) such other persons, in each case, identified in writing to the Lead Arranger prior to June 20, 2011 (the “Disqualified Institutions”); provided that the Borrower, upon reasonable notice to the Lead Arranger after June 20, 2011, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is a competitor or an affiliate of a competitor by notice to the Administrative Agent.

“Disregarded Person” means any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes if it has no material assets other than the equity of one or more direct or indirect CFCs.

“Documentation Agents” means Stifel Bank & Trust and SunTrust Bank.

“Dollars,” “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) Parent, the Borrower, any other Subsidiary or any other Affiliate of Parent and (iii) any Disqualified Institution.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable statutes, rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating to pollution or protection of the Environment or to preservation or reclamation of natural resources.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental investigation, monitoring, remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any written contract agreement, or consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure with respect to any Plan to satisfy the minimum funding standard (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) a withdrawal by Parent or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (f) the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (g) the receipt by Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (h) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (i) a failure by Parent or any of its ERISA Affiliates to make a required contribution to a Multiemployer Plan, (j) the receipt by Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, in endangered or critical status (within the meaning of Section 305 of

ERISA) or terminated (within the meaning of Section 4041A of ERISA) or (k) the occurrence of a “prohibited transaction” with respect to which Parent or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Parent or any such ERISA Affiliate could otherwise be liable.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the higher of (a) the rate (adjusted for statutory reserve requirements for Eurodollar liabilities) for eurodollar deposits appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) or (b) in respect of Tranche B Term Loans only, 1.25% per annum (the “LIBOR Floor”).

“Event of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a)                                 Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b)                                 depreciation, amortization and other non-cash charges or losses deducted in determining Consolidated Net Income for such fiscal year; (but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(c)                                  the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(d)                                 non-cash items of income that represent the reversal of any accrual made in a prior period for anticipated cash charges and non-cash gains, in each case included in determining Consolidated Net Income for such fiscal year; minus

(e)                                  the sum of (i) non-cash gains included in determining such Consolidated Net Income for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa); minus

(f)                                   the sum of (without duplication) (i) the aggregate amount of Capital Expenditures by the Borrower and its consolidated Subsidiaries made in cash during such fiscal year, (ii) the aggregate amount of cash consideration paid during such fiscal year by the Borrower and its consolidated Subsidiaries to make Permitted Acquisitions or investments in Permitted Joint Ventures or Investments permitted by Section 6.04(r), (iii) the aggregate amount of prepayment premiums applicable to the repayment of Indebtedness and (iv) payments in cash made by the Borrower and its consolidated Subsidiaries with respect to any non-cash charges added back pursuant to clause (b) above in computing Excess Cash Flow for any prior fiscal year; minus

(g)                                  the aggregate principal amount of Long-Term Indebtedness, Capital Lease Obligations or Synthetic Lease Obligations repaid or prepaid by the Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving extensions of credit hereunder and (ii) Term Loans prepaid pursuant to Sections 2.11(a) and 2.11(c); plus

(h)                                 the amount of proceeds from any business interruption insurance or similar insurance proceeds received by the Borrower or any Subsidiary in such period to the extent payable as the result of a loss (net of any costs associated with such business interruption unless such costs were included in the determination of Consolidated Net Income in a prior period); minus

(i)                                     the aggregate principal amount of revolving extensions of credit (other than in respect of Revolving Loans and Letters of Credit) repaid or prepaid during such fiscal year to the extent such repayment or prepayment is accompanied by a permanent reduction in related commitments; minus

(j)                                    the amount of Restricted Payments paid in cash during such period pursuant to Section 6.08(a)(ii) (but only to the extent (a) not otherwise deducted in calculating Consolidated Net Income and (b) necessary to permit Parent to make the applicable payments (or to make payments to any Controlling Company to enable it to make such payments) during such period); minus

(k)                                 cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities or other long-term obligations (other than Indebtedness) to the extent such payments are not expensed during such period; minus

(l)                                     the amount of cash taxes (or distributions for taxes) paid in such period (and tax reserves set aside or payable within twelve months of such period) to the extent they exceed the amount of tax expenses deducted in determining Consolidated Net Income for such period; minus

(m)                             to the extent not expensed during such period, the aggregate amount of expenditures paid in cash in the ordinary course of business, other than Restricted Payments; minus

(n)                                 without duplication of amounts deducted pursuant to clause (f) above in prior fiscal years, the amount of Capital Expenditures, Permitted Acquisitions, investments in Permitted Joint Ventures or Investments permitted by Section 6.04(r) by the Borrower and its Subsidiaries accrued or made in cash during such period or within sixty (60) days of the end of such period, unless applied to reduce Excess Cash Flow in a prior period.

For the avoidance of doubt, no amounts attributable to a Permitted Joint Venture shall be taken into account or included in the determination of Excess Cash Flow, except as expressly set forth herein by reference to a Permitted Joint Venture.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Foreign Subsidiary” means: (a) any Foreign Subsidiary, (b) any Disregarded Person and (c) any Domestic Subsidiary of a CFC.

“Excluded Pipeline Easements” means those pipeline easements listed on Schedule 1.01.

“Excluded Property” means (a) any real property or real property interests (including leasehold interests) other than Mortgaged Property, (b) Equity Interests in partnerships, joint ventures and other non-wholly owned subsidiaries which cannot be pledged without the consent (pursuant to the terms of the organizational or governance documents of such partnership or joint venture) of one or more third parties (other than a Loan Party or other Subsidiary), (c) any assets if the granting of a security interest in such asset would be prohibited by applicable law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), (d) any lease, license, sublicense or other agreement or any property subject to a purchase money security interest or Capital Lease Obligation, in each case, to the extent (i) permitted under this Agreement and (ii) that a grant of a security interest therein (or in any asset governed thereby) would (x) violate, invalidate or be prohibited by enforceable anti-assignment provisions of such lease, license, sublicense or agreement, purchase money security interest or Capital Lease Obligation, (y) create a right of termination in favor of any other party thereto (other than a Loan Party) or (z) would trigger a termination pursuant to any “change of control” or similar provision in such documents (other than the proceeds thereof), (e) Equity Interests in any Subsidiary that is not a Material Subsidiary; provided that (i) in the case of clauses (c) and (d), such exclusion shall not apply to the extent the prohibition is ineffective under applicable anti-assignment provisions of the UCC or other applicable law or (ii) in the case of clause (c), to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti-assignment provisions of the UCC or other applicable law notwithstanding such prohibition.

“Excluded Subsidiary” means:  (a) any Subsidiary that is not a Material Subsidiary; (b) any Subsidiary that is prohibited by law, regulation or contractual obligation from providing a Guarantee of the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee; (c) any Excluded Foreign Subsidiary; and (d) any Subsidiary to the extent that the burden or cost of obtaining a Guarantee of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 2.19(b), any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Recipient pursuant to laws in force at the time such Recipient becomes a party hereto (or designates a new lending office), except to the extent that such Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17(a), (iii) any United States federal withholding Taxes attributable to any Recipient’s failure to comply with Section 2.17(e), (iv) any United States federal withholding Tax imposed under FATCA, or (v) for the avoidance of doubt, penalties and interest on the foregoing amounts.

“Existing Debt” means the existing senior secured credit facilities of the Borrower under that certain Credit Agreement dated as of June 12, 2009, among PL Propylene LLC, the lender’s referred to therein and Société Générale.

“Existing Indebtedness Refinancing” means the repayment of all amounts outstanding, together with any accrued and unpaid interest, fees and expenses under the Existing Debt.

“Facility” means the Borrower’s propane dehydrogenation facility located in Houston, Texas, including its pipeline infrastructure.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and, in any case, any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.0%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.0%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Amended and Restated Fee Letter dated July 13, 2011 among Borrower and the Commitment Parties (as such term is defined in the Commitment Letter).

“Financial Covenant” means the financial covenant set forth in Section 6.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other officer acting in substantially the same capacity as the foregoing).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:  (a)(i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and paid or payable in cash during such period and (ii) the portion of rent expense in respect of Capital Lease Obligations, or Synthetic Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and the other Subsidiaries on a consolidated basis for such period; provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio, Fixed Charges shall (x) exclude any fees (including underwriting fees and expenses) paid in connection with any Investment permitted under Section 6.04 or in connection with any amendment, restatement, amendment and restatement, supplement, modification or waiver of any debt or equity issuance (including the Loan Documents and whether or not consummated), any upfront fees and expenses in connection with any Hedging Agreements and fees in respect of the issuance of Letters of Credit and other letters of credit not prohibited under this Agreement, (y) exclude any administration fees payable to the Administrative Agent in connection with the Loan Documents and (z) be net of interest income paid or payable in cash; plus (b) all dividends, paid or payable in cash, on any series of Disqualified Equity Interests of such Person or any of its Subsidiaries, other than any such dividends on Disqualified Equity Interests paid or payable to Parent, the Borrower or other Subsidiary, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period, on a Pro Forma Basis.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)).

“Guarantee Agreement” means the Guarantee Agreement, in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent.

“Guarantors” means, collectively, (a) Parent, (b) each Subsidiary of the Borrower (other than an Excluded Subsidiary) on the Closing Date, and (c) each Subsidiary of the Borrower (other than an Excluded Subsidiary) that becomes a party to the Guarantee Agreement after the Closing Date.

“Hazardous Materials”  means any chemical, substance, material, pollutant or contaminant, waste, constituent or compound, in any form regulated or which can give rise to liability under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or natural gas and natural gas liquids.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option, cap or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or with respect to any and all Hedging Agreements.

“Holdings” has the meaning set forth in the preamble of this Agreement.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, former qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Volumes” has the meaning set forth in the definition of clause (xii) of Consolidated EBITDA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including non-competition payments and deferred compensation in excess of the fair market value for such services, in connection with an acquisition, but excluding (i) accounts payable and accrued liabilities or expenses incurred in the ordinary course of business, (ii) deferred compensation payable to current or former directors, officers or employees of Parent, the Borrower or any other Subsidiary, (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable and appears in the liabilities section of the balance sheet of such Person in accordance with GAAP and (iv) liabilities associated with customer prepayments and deposits), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person arising under letters of credit, (g) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (h) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person; provided that in the case of non-recourse Indebtedness the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons, (i) all Guarantees by such Person of Indebtedness of others and (j) all reimbursement obligations of such Person under performance bonds, bid bonds, appeal bonds, surety bonds and performance and completion guarantees and other obligations of a like nature and (k) all net obligations of such Person in respect of Hedging Agreements (such net obligations to be equal at any time to the net termination value of such agreements that would be payable by such Person at such time).  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and except in respect of Permitted Joint Ventures.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intellectual Property” has the meaning set forth in the Collateral Agreement.

“Intellectual Property Security Agreements” has the meaning set forth in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if available to each Lender participating therein, nine or twelve months thereafter) or a shorter period, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by a Financial Officer of the Borrower) in, any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment (other than in the form of a Guarantee) shall be the amount actually invested without adjustment for subsequent increases or decreases in the value or write-downs or write-offs with respect to such Investment, less any returns on such Investments and (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee.”

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) in the case of Letters of Credit, Morgan Stanley Senior Funding, Inc., and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued for the account of the Borrower or for the account of any Subsidiary issued in accordance with Section 2.05(a).

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit issued for the account of the Borrower or for the account of any Subsidiary (in accordance with Section 2.05(a)) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or the applicable Subsidiary at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arranger” means Morgan Stanley Senior Funding, Inc., in its capacity as the sole lead arranger for the credit facilities provided for herein.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Permitted Amendment, as well as any other Person that becomes a “Lender” hereunder in accordance with Section 9.02(e) other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued for the account of the Borrower or for the account of any Subsidiary pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“LG” means Lindsay Goldberg LLC.

“Loan Documents” means this Agreement, the Loan Modification Agreements, the Fee Letter, the Collateral Agreement, the other Security Documents, the Guarantee Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Parent, the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Loan Modification Offer” has the meaning set forth in Section 2.21(a).

“Loan Parties” means Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, in relation to any Borrowing or Letter of Credit, as applicable, by the Borrower, New York City time.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability (other than any revolving credit facility).

“Major Scheduled Turnaround” means any scheduled shutdown for a period of at least 14 consecutive days of the Facility primarily for purposes of conducting maintenance; provided that such scheduled shutdown is the only scheduled shutdown in any period of 12 consecutive months.

“Major Scheduled Turnaround Expenses” means, for any period, expenses incurred by the Borrower or any Subsidiary during such period to complete any Major Scheduled Turnaround occurring during such period, but only to the extent such expenses reduce Consolidated Net Income for such period.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Management and Consulting Agreement” means that certain Advisory Services Agreement, dated as of August 22, 2008, between Goldberg Lindsay & Co. LLC, a Delaware limited liability company, and the Borrower.

“Material Adverse Effect” means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, operations, financial condition or results of operations of the Borrower and the other Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their payment obligations under any Loan Document or (c) the rights of or remedies (taken as a whole) available to the Administrative Agent under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Parent, the Borrower and the other Subsidiaries in an aggregate principal amount of $20,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, the Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means any fee owned real property and related improvements or pipeline easements, if any, acquired after the Closing Date, having a net book value of $5,000,000 or more.

“Material Subsidiary” means the Borrower and each other Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Borrower or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Borrower, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 5.0% of the consolidated total assets of the Borrower or 5.0% of the consolidated revenues of the Borrower, then one or more of such excluded Subsidiaries shall (as determined by the Borrower) for all purposes of this Agreement be deemed to be Material Subsidiaries until such excess shall have been eliminated.  For purposes of this definition, the consolidated total assets and consolidated revenues of the Borrower as of any date prior to, or for any period that commenced prior to, the Closing Date shall be determined on a Pro Forma Basis to give effect to the Transactions.

“Maturity Date” means the Tranche B Term Maturity Date or the Revolving Maturity Date, as the context requires, including any extension of the foregoing pursuant to Section 2.21 or Section 9.02(e).

“MLP” means PetroLogistics LP, a Delaware limited partnership.

“MLP Distribution Amount” means the sum of (w) payment of all net proceeds received in connection with a Qualified MLP IPO; plus (x) if the Fixed Charge Coverage Ratio test of 1.75 to 1.00 is satisfied, distributions permitted in accordance with dividend policy of MLP as in effect at the time of the Qualified MLP IPO; plus (y) $100,000,000 plus (z) Permitted Tax Distributions.

“MLP Formation Transactions” means (i) the legal formation of the MLP, (ii) the acquisition, directly or indirectly, of the Borrower by the MLP, (iii) transactions described on the registration statement on Form S-1 of the MLP on file with the SEC, (iv) the distribution of 1% of the Equity Interests of the MLP and (v) transactions reasonably related thereto that Parent has determined will not have a material adverse effect on the Lenders.

“MNPI” means material information concerning Parent, the Borrower and the other Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means (i) any real property owned in fee simple by a Loan Party, and the improvements thereto, that (together with such improvements) is listed on Schedule 3.05, (ii) Pipeline Easements listed on Schedule 3.05 but excluding the Excluded Pipeline Easements and (iii) Material Real Property; provided, however, that no mortgage shall be required on any pipeline easements for which consent is required and such consent cannot be obtained through commercially reasonable efforts.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out of pocket expenses (including, reasonable attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant, and other customary fees) paid in connection with such event by Parent and the Subsidiaries that, if paid to an Affiliate, are permitted pursuant to Section 6.09, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness secured by such asset (including interest or premium thereon) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries or by Parent or any Controlling Company to the extent the Borrower has made or will be entitled to make any Restricted Payments or other payments to or for the account of Parent in respect thereof, and the amount of any reserves established by the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its consolidated Subsidiaries as of such date (excluding (i) cash and Permitted Investments, (ii) loans to third parties permitted hereunder, (iii) deferred bank fees and derivative financial instruments related to indebtedness and (iv) deferred income taxes) minus (b) the consolidated current liabilities of the Borrower and its consolidated Subsidiaries as of such date (excluding (i) current liabilities in respect of Indebtedness, (ii) outstanding Revolving Loans, LC Exposure and Swingline Loans, (iii) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred income taxes, (vi) liabilities in respect of unpaid earnouts, (vii) the current portion of any other long-term liabilities and (viii) liabilities associated with customer prepayments and deposits.  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Obligations” means (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment on the Loans, (b) all unpaid principal of and accrued and unpaid interest on the Loans made to the Borrower, (c) all LC Exposure in respect of Letters of Credit issued for the account of the Borrower and its Domestic Subsidiaries (in accordance with Section 2.05(a)), and (d) all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Parent, the Borrower and the Subsidiary Loan Parties owed to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents, in each case, including interest and fees accruing or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document excluding, in each case, any such Tax imposed as a result of an Assignment and Assumption, grant of a participation pursuant to Section 9.04(c), transfer or assignment to or designation of a new Lending Office or other office for receiving payments under any Loan Document (collectively, “assignment taxes”) (except for any assignment taxes resulting from any change requested by the Borrower or occurring within 30 days of the Closing Date in connection with the primary syndication of the Loan) but only to the extent such assignment taxes are imposed as a result of the Lender, assignor, assignee or participant (as applicable)’s present or former connection with the jurisdiction imposing such assignment taxes (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder).

“Parent” means (a) prior to the acquisition, directly or indirectly, of the Borrower by the MLP, Holdings, and (b) following the acquisition, directly or indirectly, of the Borrower by the MLP, the MLP.  For the avoidance of doubt, prior to any Qualified MLP IPO, any reference to Parent in connection with the definitions of Total Secured Leverage Ratio, Fixed Charge Coverage Ratio, Consolidated Net Income and Consolidated EBITDA shall be deemed to refer to Holdings.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participants” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any other Subsidiary of any undivided interest in a pipeline or pipeline system or all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), in each case, other than directors’ qualifying shares and similar de minimis holdings required by applicable law (but in any event including any Investment in a Subsidiary which serves to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary), any Person; provided that

(a)                                 in the case of any such purchase or other acquisition of the Equity Interests of any Person, upon the consummation of such acquisition, (i) such Person shall become a Loan Party or (ii) if such Person shall not become a Loan Party, the aggregate consideration paid therefor, together with the aggregate consideration paid for any other purchase or acquisition consummated after the Closing Date in reliance on this clause (a)(ii) or clause (b)(ii) below (including, in each case, Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment and earnout payments) and all other consideration payable in connection therewith (including payment obligations in respect of non-competition agreements or other arrangement representing acquisition consideration)) shall not exceed 10% of Consolidated Net Tangible Assets of the Borrower (determined as of the end of the most recent fiscal quarter of the Borrower for which financial statements shall have been or were required to be delivered under Section 5.01 (provided that any acquisition made in compliance with this clause at the time of the consummation thereof shall not cease to be permitted due to a subsequent decrease in Consolidated Net Tangible Assets));

(b)                                 in the case of any purchase or other acquisition of any undivided interest in a pipeline or pipeline system or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person, (i) the acquirer thereof shall be a Loan Party or (ii) if the acquirer thereof is not a Loan Party, the aggregate consideration paid therefor, together with the aggregate consideration paid for any other purchase or acquisition consummated after the Closing Date in reliance on this clause (b)(ii) or clause (a)(ii) above (including, in each case, Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment and earnout payments) and all other consideration payable in connection therewith (including payment obligations in respect of non-competition agreements or other arrangement representing acquisition consideration)) shall not exceed 10% of Consolidated Net Tangible Assets of the Borrower (determined as of the end of the most recent fiscal quarter of the Borrower for which financial statements shall have been or were required to be delivered under Section 5.01 (provided that any acquisition made in compliance with this clause at the time of the consummation thereof shall not cease to be permitted due to a subsequent decrease in Consolidated Net Tangible Assets));

(c)                                  such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest;

(d)                                 all transactions related thereto are consummated in accordance with applicable law in all material respects;

(e)                                  the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b);

(f)                                   with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary (including pursuant to clause (a) above) or newly acquired assets in order to satisfy the requirements set forth in clauses (a), (b), (c), (e) and (g) of the definition of the term “Collateral and Guarantee Requirement” (subject to the final paragraph thereof) shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made, which action may be completed in accordance with the requirements of Section 5.03 after the consummation of the acquisition); and

(g)                                  at the time of and immediately after giving effect to any such purchase or other acquisition, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis (after giving effect to such acquisition, the assumption or incurrence of any Indebtedness in connection with such acquisition and the use of proceeds thereof) with the Financial Covenant as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are then due or have been delivered pursuant to Section 5.01, and (C) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition.

For purposes of the foregoing, if in connection with any purchase or acquisition, (x) in the case of a purchase or acquisition of Equity Interests of a Person pursuant to clause (a) above, assets representing less than 75% of the aggregate fair market value of the assets of such Person would become Collateral and be pledged and the security interest in such assets perfected pursuant to the Security Documents upon the consummation of such transaction, or (y) in the case of a purchase or acquisition of assets pursuant to clause (b) above, assets representing less than 75% of the aggregate fair market value of the assets acquired in such transaction would become Collateral and be pledged and the security interest in such assets perfected pursuant to the Security Documents upon the consummation thereof, then, regardless of whether such transaction is consummated by a Loan Party or such acquired Person becomes a Loan Party, such transaction shall be deemed to be consummated in reliance on clause (a)(ii) or clause (b)(ii), as applicable, and shall constitute a “Permitted Acquisition” only if the requirements of such clause are satisfied.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.21, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) an increase in the interest rates with respect to the Loans and/or Commitments of the Accepting Lenders, (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) such other modifications to this Agreement and the other Loan Documents as may be specified therein.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes (i) that are not yet due or delinquent or (ii) the non-payment of which would not result in a breach of Section 5.06;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) in respect of amounts that are not material;

(c)                                  (i) pledges and deposits made (x) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (y) in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Parent or any of its Subsidiaries, and (ii) obligations in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)                                 (i) pledges and deposits made to secure the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and (ii) obligations in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)                                   matters of record affecting title to any owned leased real property and as to any owned real property survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, use limitations, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of Parent or any of its Subsidiaries or to the ownership of their properties, in each case that (i) were not incurred in connection with Indebtedness, (ii) individually or in the aggregate do not materially impair the value or marketability of the real property affected thereby and (iii) do not materially interfere with the ordinary conduct of the Borrower’s or any Subsidiary’s business at the real property affected thereby;

(g)                                  banker’s liens (including Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business), rights of setoff or similar rights and remedies as to deposit accounts, commodity trading accounts or other funds maintained with depository institutions; provided that such deposit accounts, commodity trading accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness (other than the Obligations);

(h)                                 Liens arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignment arrangements entered into by the Borrower and the Subsidiaries in the ordinary course of business;

(i)                                     Liens arising from investments described in clause (d) of the definition of the term “Permitted Investments”;

(j)                                    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement granted in the ordinary course of business;

(k)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into the ordinary course of business;

(l)                                     ground leases in respect of real property on which facilities owned or leased by Parent or any of its Subsidiaries are located; and

(m)                             all Liens and other matters disclosed in any title policies delivered to the Administrative Agent in connection with this Agreement.

“Permitted Holder” means Lindsay Goldberg & Bessemer GP II LLC and York Capital Management and any Affiliate thereof, and investment funds or partnerships managed by any of the foregoing, but excluding, however, any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company; it being understood that Parent and any Controlling Company do not constitute portfolio companies.

“Permitted Holder Group” has the meaning set forth in the definition of “Change of Control”.

“Permitted Investments” means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)                                   in the case of any Foreign Subsidiary (including any branch or division of a Domestic Subsidiary that operates outside of the United States of America), other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Joint Venture” means any Investment by which the Borrower or any Subsidiary acquires at least 30% but not more than 80% of the Equity Interests of any Person constituting a Subsidiary, but which is not a wholly owned Subsidiary; provided that (1) the primary business of such Person is a line of business related to those engaged in by the Borrower and the other Subsidiaries, (2) there shall be no recourse to any Loan Party for any claims, liabilities, Indebtedness, obligations or otherwise of such Person (other than as expressly permitted under this Agreement) and (3) such Investment, when taken together with all other Permitted Joint Ventures as of such date, did not exceed the sum of $10,000,000 and the Available Amount at such time.

“Permitted Surviving Debt” has the meaning assigned to such term in Section 6.01(b).

“Permitted Tax Distributions” means, with respect to any taxable period prior to Qualified MLP IPO during which the Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, distributions by the Borrower to any Person who holds direct or indirect Equity Interests of the Borrower to the extent necessary to permit such Person (or, if such Person is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the owners of such Person) to discharge any U.S. federal, state and local income tax liabilities payable by such Person (or the direct or indirect owners of such Person, as applicable) with respect to such Person’s allocable share of the taxable income of the Borrower, in an assumed amount equal to the product of (x) the taxable income of the Borrower for such taxable period (including any additional taxable income resulting from any audit adjustment) reduced (but not below zero) by the aggregate cumulative net taxable loss of the Borrower, if any, with respect to all prior taxable periods ending on or after the date hereof to the extent that such aggregate cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable period in question and (y) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question).  For the avoidance of doubt, if the Borrower is a disregarded entity for U.S. federal income tax purposes during any taxable period, its taxable income or loss is computed as if it were a partnership with respect to such taxable period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Easements” means easements relating to the (i) polymer-grade propylene, (ii) chemical-grade propylene, (iii) C4 mix stream, and (iv) C5+ stream pipelines, in each case, listed on Schedule 3.05 but excluding all interests of the Excluded Pipeline Easements.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA as to which Parent or any ERISA Affiliate may have any liability.

“Platform” has the meaning set forth in Section 9.17(b).

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Prepayment Eurodollar Escrow Account” has the meaning set forth in Section 2.11(g).

“Prepayment Event” means:

(a)                                 any sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation and other than in respect of exchanges of assets with like value) of any asset of the Borrower or any Subsidiary (other than the assets of a Permitted Joint Venture, but including the Equity Interests owned by the Borrower or any Subsidiary in a Permitted Joint Venture), including any sale to a Person other than the Borrower or any Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (a) through (i), clause (k) and clauses (m) through (q) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $2,500,000 per disposition and $10,000,000 during any fiscal year of the Borrower (and then, only amounts in excess of such threshold amounts if both thresholds are exceeded);

(b)                                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary resulting in aggregate Net Proceeds not exceeding $2,500,000 per incident and $10,000,000 during any fiscal year of the Borrower (and then, only amounts in excess of such threshold amounts if both thresholds are exceeded); or

(c)                                  the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Morgan Stanley Senior Funding, Inc. (or any Affiliate of Morgan Stanley Senior Funding, Inc. designated by it) as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” means, with respect to the calculation of the Financial Covenant or for purposes of determining “consolidated total assets,” “consolidated revenues,” the Fixed Charge Coverage Ratio and the Total Secured Leverage Ratio (and their constituent definitions) or for such other events for which the financial effect of such events is being calculated, including in connection with (a) a Permitted Acquisition, (b) any issuance, incurrence, assumption, retirement or refinancing of Indebtedness, that such calculation shall give pro forma effect to such Permitted Acquisition, or issuance, incurrence, as sumption, retirement or refinancing of Indebtedness, and all other Permitted Acquisitions and issuances, incurrences, assumptions, retirements or refinancings of Indebtedness and other dispositions and acquisitions or construction of material assets or a line of business that have occurred since the beginning of the four consecutive fiscal quarters period for which such calculation is being made as if it occurred on the first day of such four consecutive fiscal quarter period ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of such financial statements, the most recent balance sheet of the Borrower ending with December 31, 2011) including adjustments for:  (i) any retirement of Indebtedness as calculated in accordance with GAAP; (ii) any Indebtedness incurred or assumed by any Subsidiary and, if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination, (iii) one-time transaction, restructuring and integration costs in respect of such event (including legal, consulting and accounting fees), to the extent factually supportable, (iv) cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S X under the Securities Act of 1933, as interpreted by the Staff of the SEC, and (v) operating expense reductions and cost synergies to the extent factually supportable and such reductions and synergies have been realized or for which all steps necessary for realization within 12 months have been taken or will be taken including costs savings, expense reductions and synergies as a result of (1) reductions in personnel expenses (including severance), (2) reductions of costs related to administrative functions, (3) reductions of costs (including closures) related to leased or owned properties, (4) reductions from the consolidation of operations and streamlining of corporate overhead and (5) reductions in costs of an acquired Person or assets which will be non-recurring following the acquisition thereof (including payments to shareholders or management fees or other similar fees); in each case net of costs necessary to realize such reductions and synergies and as certified by a Financial Officer of the Borrower) or (c) the Transactions.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasing Debt Affiliate” means LG, Parent, any Subsidiary of Parent, any Debt Fund Affiliate and their respective Affiliates.

“Qualified MLP IPO” means an initial offer and sale of common units of the MLP in an underwritten public offering for cash pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to Equity Interests of the MLP issuable under any employee benefit plan); provided, however, that immediately after such offering, the MLP is treated as a partnership for U.S. federal income tax purposes and qualifies for the exception contained in Section 7704(c) of the Code for partnerships with “qualifying income” (as defined in Section 7704(d) of the Code).

“Recipient” means the Administrative Agent, any Lender or Issuing Bank or any other Person to which any payment by a Loan Party under this Agreement or any other Loan Document is owed.

“Refinancing Facility” has the meaning set forth in Section 6.01(c).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest and premiums with respect to such Original Indebtedness, any committed or undrawn amounts (in each case that were permitted to be incurred under Section 6.01), underwriting discounts, fees, commissions, premiums and expenses relating to such extension, renewal or refinancing and as otherwise permitted by Section 6.01; (b) other than with respect to Permitted Surviving Debt, to the extent such terms are in effect on the date hereof, and Indebtedness permitted pursuant to Section 6.01(f), such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, or sale of assets, or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Parent if Parent shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of Parent only to the extent of their obligations in respect of such Original Indebtedness, except to the extent otherwise permitted under Section 6.01 and Section 6.04; (d) other than in respect of Indebtedness permitted by Section 6.01(c) and Section 6.01(t) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders, taken as a whole; and (e) if the Original Indebtedness is (or would have been required to be) secured by any Collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Refinancing Indebtedness may be secured by such collateral on terms no less favorable in any material respect to the Secured Parties, taken as a whole, than those contained in the documentation governing the Original Indebtedness, taken as a whole.

“Rejection Notice” has the meaning set forth in Section 2.11(h).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Replaced Revolving Facility” shall have the meaning assigned thereto in Section 9.02(e).

“Replaced Term Loans” shall have the meaning assigned thereto in Section 9.02(e).

“Replacement Revolving Facility” shall have the meaning assigned thereto in Section 9.02(e).

“Replacement Term Loans” shall have the meaning assigned thereto in Section 9.02(e).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, aggregate outstanding Term Loans and aggregate unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent, the Borrower or any other Subsidiary,

or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in Parent, the Borrower or any other Subsidiary; provided, however, that amounts paid in respect of principal and interest on Indebtedness that is convertible into Equity Interests, and the conversion of debt into Equity Interests in accordance with the terms of such Indebtedness, shall not constitute a Restricted Payment.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) extended from time to time pursuant to Section 2.21, (c) replaced from time to time pursuant to Section 9.02(e) and (d) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Exposure” means, with respect to the Revolving Lenders, at any time, the sum of (a) the aggregate principal amount of the Lenders’ Revolving Loans at such time, (b) the Lenders’ LC Exposure at such time and (c) the Lenders’ Swingline Exposure at such time.  The Revolving Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the aggregate Revolving Exposure at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Commitments at such time.

“Revolving Facility Commitment Fee” has the meaning set forth in Section 2.12.

“Revolving Facility Commitment Fee Rate” shall be 0.50% per annum.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loans” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means September 27, 2016.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property from such Person or its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt” means, as of any date, the aggregate principal amount of Total Indebtedness outstanding as of such date that is secured by a Lien on any of the Collateral.

“Secured Obligations” means all Obligations, together with (a) Cash Management Services Obligations of Parent, the Borrower and the Loan Parties and (b) Hedging Obligations of Parent, the Borrower and the Loan Parties, in each case under clauses (a) and (b) owing to one or more Lenders or their respective Affiliates (or any Person who was a Lender or an Affiliate thereof at the time of the incurrence of such obligation).

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means, collectively, the Collateral Agreement, the Intellectual Property Security Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered by a Loan Party pursuant to Section 5.03 or 5.14 or otherwise pursuant to the Loan Documents to secure the Secured Obligations.

“Senior Facilities” means the Term Facility and the Revolving Facility.

“Sole Bookrunner” means Morgan Stanley Senior Funding, Inc.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is contractually subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent; provided that notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall any Permitted Joint Venture be or be deemed to be a subsidiary of Parent, the Borrower or any other subsidiary.

“Subsidiary” means any subsidiary of Parent or the Borrower, as the context may require; provided that notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall any Permitted Joint Venture be or be deemed to be a Subsidiary of Parent, the Borrower or any other Subsidiary.

“Subsidiary Loan Party” means each Domestic Subsidiary of the Borrower (other than the Excluded Subsidiaries) that becomes a guarantor under clause (e) of the Collateral and Guarantee Requirement.

“Subsequent Refinancing Facility” has the meaning set forth in Section 6.01(c).

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G (completed as relevant) or any other form approved by the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.  The total Swingline Exposure shall not exceed $18,000,000.

“Swingline Lender” means Morgan Stanley Senior Funding, Inc., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made to the Borrower pursuant to Section 2.04.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.  For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a Tranche B Term Commitment.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the Tranche B Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Tranche B Term Loan or any Replacement Term Loan.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped) and the Loans, together with all interest, fees and other Obligations (other than contingent indemnification obligations for which no demand shall have been made), have been paid in full in cash.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Capital Lease Obligations, purchase money Indebtedness and Indebtedness for borrowed money, in each case, of the Borrower and the other Subsidiaries outstanding as of such date.

“Total Secured Leverage Ratio” means as of any date the ratio of (a) Secured Debt (net of cash and cash equivalents not to exceed $100,000,000) outstanding as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date) for which financial statements shall have been or were required to be delivered pursuant to Section 5.01, on a Pro Forma Basis.

“Tranche B Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche B Term Commitments is $350,000,000.

“Tranche B Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche B Term Maturity Date” means March 27, 2017.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the consummation of the Existing Indebtedness Refinancing, (c) the declaration of the Closing Date Dividend and the consummation by the Borrower and the other Subsidiaries of all actions by them necessary for the Closing Date Dividend and (d) the payment of the Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by Parent, the Borrower, any of their Subsidiaries or any of their Affiliates in connection with the Transactions and the transactions contemplated hereby.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC” has the meaning set forth in the Collateral Agreement.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled to vote in the election of the board or directors of similar governing body of such Person.

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent or any other withholding agent under Treasury regulation § 1.1441-7.

SECTION 1.02.                              Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Revolving Borrowing”).

SECTION 1.03.                              Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all binding judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, amended and extended, renewed or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, amendments and extensions, renewals or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.                              Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that the Total Secured Leverage Ratio and the Fixed Charge Coverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date and (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value,” as defined therein. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Borrower, any Total Secured Leverage Ratio and Fixed Charge Coverage Ratio thresholds in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds due to the effect of differences between GAAP and IFRS, (2) the recalibrated Total Secured Leverage Ratio and Fixed Charge Coverage Ratio shall be mutually agreed between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration with five (5) Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated Total Secured Leverage Ratio and Fixed Charge Coverage Ratio thresholds shall be consistent with the intention of the respective Total Secured Leverage Ratio and Fixed Charge Coverage Ratio thresholds calculated under GAAP and set forth in this Agreement on the Closing Date.  The Borrower shall give notice of any election to the Administrative Agent within 15 days of such election.  For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

SECTION 1.05.                              Effectuation of Transactions.  All references herein to Parent, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Parent, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

SECTION 1.06.                              Status of Obligations.  In the event that Parent, the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Parent and the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subor dinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07.                              Timing of Payment or Performance.  Except to the extent expressly provided otherwise in this Agreement, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08.                              Rounding.  Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.09.                              Classification.  For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.08 and 6.09, in the event that any Indebtedness, Liens, Investments, asset sales or other dispositions, Restricted Payments, contractual restriction or prepayment of Indebtedness or transactions with Affiliates, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.08 and 6.09, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

SECTION 1.10.                              Pro Forma Basis.  Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Fixed Charge Coverage Ratio, the Total Secured Leverage Ratio and the determination of “consolidated total assets” and “consolidated revenues”) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma Basis.”

ARTICLE II

The Credits

SECTION 2.01.                              Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make Tranche B Term Loans to the Borrower on the Closing Date in a principal amount not exceeding its Tranche B Term Commitment, and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not (i) result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.                              Loans and Borrowings.

(a)                                 Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made by the Borrower on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.16 to Lenders in respect of such Borrowings.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made (other than a Swingline Loan), such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.05(f) or a Swingline Loan as contemplated by Section 2.09(a)(iii). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03.                              Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                  the Borrower requesting such Borrowing;

(ii)               whether the requested Borrowing is to be a Tranche B Term Borrowing or a Revolving Borrowing;

(iii)            the aggregate amount of such Borrowing;

(iv)           the date of such Borrowing, which shall be a Business Day;

(v)              whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(vi)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)        the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                              Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, Local Time, on the day of the proposed Swingline Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 4:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which Revolving Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans in the currency in which such Swingline Loan is denominated.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Parent and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each

Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the applicable currency, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of such participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05.                              Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary of the Borrower), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.  All Letters of Credit issued shall be denominated in Dollars. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, three Business Days in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $60,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under this paragraph.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (unless other provisions or arrangements satisfactory to the Issuing Bank thereof shall have been made); provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above unless other provisions or arrangements reasonably satisfactory to the Issuing Bank thereof shall have been made), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Parent and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended, the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)                                  Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC

Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 10:00 a.m., New York City time on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if the amount of such LC Disbursement is $100,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with, in the case of a Letter of Credit, an ABR Revolving Borrowing or a Swingline Loan to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)                                  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Agents, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to, in the case of Letters of Credit, ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent at the direction of the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in respect of each outstanding Letter of Credit issued for the Borrower’s account, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash and in the currency of such Letter of Credit equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such accounts.  Moneys in such accounts shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower at the request of the Borrower as and to the extent that after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j)                                    Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)                                 Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)                                     Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)                             LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower or Subsidiary when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(o)                                 No Obligation to Issue Letters of Credit.  The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)                  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)               the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(iii)            except as otherwise agreed by the Administrative Agent and the Issuing Bank, the Letter of Credit is in an initial stated amount less than $10,000 in the case of a standby Letter of Credit; or

(iv)           any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential LC Exposure (after giving effect to Section 2.20) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other drawn or undrawn Letters of Credit to which the Issuing Bank has actual or potential LC Exposure, as it may elect in its sole discretion.

SECTION 2.06.                              Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower or, in the case of ABR Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a

Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of an amount relating to a Borrowing by the Borrower, the Federal Funds Effective Rate, if greater) and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                              Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request signed by the Borrower.  Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing not available to the Borrower under the Class of Commitments pursuant to which such Borrowing was made.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)                                  Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)                                 If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period applicable thereto, such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurodollar Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if any Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.                              Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, (i) the Tranche B Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.                              Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of the

Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the last business day of the first full calendar month following the calendar month during which such Swingline Loan was made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)                                 The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)                                  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.                              Amortization of Term Loans.

(a)                                 The Borrower shall repay Tranche B Term Borrowings on the last day of each December, March, June and September, beginning with June 30, 2012 and ending with the last such day to occur prior to the Tranche B Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Tranche B Term Borrowings outstanding on the Closing Date (as such amount may be adjusted pursuant to paragraph (c) of this Section).

(b)                                 To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Maturity Date.

(c)                                  Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

(d)                                 Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

(e)                                  any prepayments or reductions in the amount of any Senior Facility hereunder (or any commitment therefor) effected as a result of transactions permitted by Sections 6.01(c) or 9.02(e) may be applied at the option of the Borrower first to the earliest maturity portion of such Senior Facility and then to the next earliest maturity portion of such Senior Facility in accordance with the terms of such Senior Facility.

SECTION 2.11.                              Prepayments.

(a)                                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section.

(b)                                 In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)), in an aggregate amount equal to such excess.

(c)                                  (i) In the event and on each occasion that any Net Proceeds are received by or on behalf of Parent, the Borrower or any other Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received), prepay Term Borrowings in an amount equal to such Net Proceeds and (ii) prior to the Qualified MLP IPO, within three Business Days after financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) and the related Compliance Certificate has been (or is required to have been) delivered pursuant to Section 5.01(c), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 25% of Excess Cash Flow for the fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2012) covered by (or which would have been covered by) such financial statements over (B) the aggregate principal amount of Loans prepaid pursuant to Section 2.11(a) during the fiscal year of the Borrower covered by (or which would have been covered by) such financial statements, except to the extent such prepayments occurred in connection with a refinancing of such Loans with other Indebtedness; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire assets useful in the business of the Borrower or the Subsidiaries, or to consummate any Permitted Acquisition or Investment permitted hereunder, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more other Subsidiaries shall have entered into a commitment to acquire such assets, or to consummate such Permitted Acquisition or Investment, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d)                                 Prior to any optional or mandatory prepayment of Borrowings, under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (e) of this Section.

(e)                                  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline

Loan, not later than 12:00 noon, Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (d) of this Section may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in a minimum amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied to the installments of the Loans included in the prepaid Borrowing as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f)                                   On or prior to the one year anniversary of the Closing Date, the Borrower shall not have any right (x) to make any prepayment of Term Loans pursuant to this Section 2.11, (y) to replace any Term Loans pursuant to Sections 9.02(e) or 9.04(f) or (z) amend any Term Loans pursuant to Section 2.21.  If the Borrower makes any prepayment of Term Loans pursuant to this Section 2.11, replaces any Term Loans pursuant to Sections 9.02(e) or 9.04(f) or amends any Term Loans pursuant to Section 2.21, (x) subsequent to the one year anniversary of the Closing Date and on or prior to the two year anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender, a prepayment premium of 2% of the aggregate principal amount of the Term Loans being so prepaid, replaced or amended or (y) subsequent to the two year anniversary of the Closing Date and on or prior to the three year anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender, a prepayment premium of 1% of the aggregate principal amount of the Term Loans being so prepaid, replaced or amended.

(g)                                  In the case of any mandatory prepayment of any Eurodollar Term Borrowing pursuant to paragraph (c) of this Section, the Borrower may, at its option, instead of making such mandatory prepayment by the time otherwise due hereunder, deposit on or prior to such time into the Prepayment Eurodollar Escrow Account (as defined below) an amount in cash equal to the sum of (i) the amount of such mandatory prepayment allocable to such Eurodollar Term Borrowing and (ii) the aggregate amount of the accrued interest that would be due thereon pursuant to Section 2.13 on the last day of the Interest Period of such Eurodollar Term Borrowing.  The Administrative Agent shall apply any funds on deposit in the Prepayment Eurodollar Escrow Account solely to prepay the Eurodollar Term Borrowing with respect to which such deposit was made, and to pay accrued interest thereon, on the last day of such Interest Period or, at the discretion of the Administrative Agent, on an earlier date if a payment Event of Default shall have occurred and be continuing.  For purposes of this paragraph, the term “Prepayment Eurodollar Escrow Account” means an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right to withdraw funds.  Other than any interest earned on the investment of the funds on deposit in the Prepayment Eurodollar Escrow Account, which investment shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such funds shall not bear interest.  Any funds remaining in the Prepayment Eurodollar Escrow Account after the application of funds on deposit therein in accordance with the foregoing provisions of this paragraph shall be paid by the Administrative Agent to the Borrower.

(h)                                 Upon receipt of a notice of a mandatory prepayment pursuant to 2.11(e), the Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the amount of the mandatory prepayment. Any Lender (a “Declining Lender”, and any Term Lender which is not a Declining Lender, an “Accepting Mandatory Prepayment Lender”) may elect, by delivering not less than two (2) Business Days prior to the proposed prepayment date, a written notice (such notice, a “Rejection Notice”) that any mandatory prepayment otherwise required to be made with respect to the Loans held by such Lender pursuant to this Section 2.11 not be made, in which event the portion of such prepayment which would otherwise have been applied to the Loans of the Declining Lenders shall instead be retained by the Borrower (for itself and on behalf of its Subsidiaries).  If a Term Lender fails to deliver a Rejection Notice within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans.

SECTION 2.12.                              Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee (“Revolving Facility Commitment Fee”), which shall accrue at the Revolving Facility Commitment Fee Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates (unless such Revolving Lender is a Defaulting Lender).  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans per annum on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements or any portion thereof which has been cash collateralized) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements or any portion thereof which has been cash collateralized) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an

Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed in the Fee Letter.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.                              Interest.

(a)                                 The Loans comprising each ABR Borrowing (including each Swingline Loan made to the Borrower) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise and an Event of Default is continuing in connection with such non-payment under clauses (a) or (b) of Article VII, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (or, in the event there is no applicable rate, 2.0% per annum in excess of the rate otherwise applicable to Revolving Loans as maintained as ABR Loans from time to time).

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.15.                              Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)                                  impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes or Other Taxes (as to which Section 2.17 will govern) or (B) Excluded Taxes on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Eurodollar Loan, to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.                              Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan for acceptance and purchase other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (exclusive of any applicable margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid (excluding anticipated costs), at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market (exclusive of any applicable margin).  A certificate of any Lender delivered to the Borrower and setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.                              Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable laws require any Withholding Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such Withholding Agent.

(ii)                                  If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law and (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Tax Indemnifications.

(i)                                     Without limiting the provisions of, and without duplication for amounts paid under, Section 2.17(a) and 2.17(b), the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, provided that the Borrower shall not be required to indemnify the Administrative Agent or a Lender for any incremental interest or penalties incurred as a result of the Administrative Agent or such Lender’s failure to notify the Borrower of the indemnification claim within 180 day after the Lender actually receives a notification from taxing authority of a Tax claim giving rise to such indemnification claim.  If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the determination of the Administrative Agent or Lender, result in any unreimbursed costs, expenses or be otherwise materially disadvantageous to it.

(d)                                 Evidence of Payments.  After any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  Any documentation and information required to be delivered by a Lender pursuant to this Section 2.17(e) (including any specific documentation set forth in subsection (ii) and (iii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)                                 executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)                                 executed originals of Internal Revenue Service Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit H-1, H-2, H-3 or H-4 (a “Non-Bank Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected income and (y) executed originals of Internal Revenue Service Form W-8BEN;

(4)                                 where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the

Foreign Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)); or

(5)                                 executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iv)                              The Administrative Agent shall deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter as reasonably requested by the Borrower) a properly certified IRS Form W-9 certifying that it is not subject to U.S. federal backup withholding or an applicable IRS Form W-8 in the case where the Administrative Agent is a non-U.S. person.

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential).  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Lender.  For purposes of Section 2.17, the term Lender shall include each Issuing Bank and the Swingline Lender.

SECTION 2.18.                              Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  All payments under each Loan Document of principal or interest in respect of any Loan (or any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments under each Loan Document shall be made in Dollars, except as otherwise expressly provided herein.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, amounts owing in respect of unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties and (ii) second, towards the payment of principal, amounts owing in respect of unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and amounts of unreimbursed LC Disbursements then due to such parties.

(c)                                  If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of participation in any of its Loans to any assignee or participant, including, any assignee or participant that is a Loan Party, the Permitted Holder or any of their respective Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.21, Section 9.04 or Section 9.02) any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)                                  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.19.                              Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)                                 If (i) any Lender requests compensation under Section 2.15, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, modification, supplement, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee, a Purchasing Debt Affiliate or Debt Fund Affiliate that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, modification, supplement, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20.                              Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)                                 commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                                 the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)                                  if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender, then:

(i)                                     the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation;

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi)          so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with Parent and the Borrower or such Revolving Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Parent, the Borrower, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.          Loan Modification Offers.

(a)           Following the first anniversary of the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)           A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Parent, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Parent and the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other similar documents as shall reasonably be requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” or “Series” of loans and/or commitments hereunder; provided that, in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank and the Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable.

ARTICLE III

Representations and Warranties

Each of Parent and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.          Organization; Powers.  Parent, the Borrower and each other Subsidiary (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, except, in the case of good standing of a Subsidiary, where the failure to be so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (b) has all requisite power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and is qualified to do business, and (to the extent the concept is applicable in such jurisdiction) is in good standing, in every jurisdiction where such qualification is required, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.          Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been (or prior to the relevant transactions will be) duly authorized by all necessary corporate or other organizational action of each Loan Party.  This Agreement has been duly executed and delivered by each of Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Parent, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.          Governmental Approvals; Absence of Conflicts.  The execution, delivery and performance of the Loan Documents and the Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or substantially contemporaneously with the initial funding of Loans on the Closing Date will be obtained or made and are (or will so be) in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for immaterial consents, approvals, registrations, filings or other actions, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of Parent, the Borrower or any other Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any material indenture or other material agreement or instrument binding upon Parent, the Borrower or any other Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Parent, the Borrower or any other Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder (except, in the case of agreements that do not relate to Indebtedness, for any violation or default that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect), and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of Parent, the Borrower or any other Subsidiary; except, in the cases of clauses (b) and (d), as the case may be, that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.          Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders (i) audited consolidated balance sheets, related statements of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2010 and 2011 and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal quarters ended March 30, 2011, June 30, 2011 and September 30, 2011.  Such financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year end audit adjustments and the absence of certain footnotes in the case of financial statements delivered pursuant to clause (ii) above.

(b)           Since December 31, 2011, there has been no event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05.          Properties.

(a)           Each Loan Party has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for Liens permitted hereunder and/or defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           [Reserved]

(c)           Schedule 3.05 sets forth the address of each real property that constitutes a Mortgaged Property as of the Closing Date and the proper jurisdiction for filing of Mortgages in respect thereof.  As of the Closing Date, none of Parent, the Borrower or any other Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.06.          Litigation and Environmental Matters.

(a)           There are no claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, the Borrower or any other Subsidiary, threatened in writing against or affecting Parent, the Borrower or any other Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Parent, the Borrower or any other Subsidiary or their respective businesses, operations, facilities or properties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability and (iv) to the knowledge of Parent there are no occurrences or conditions, including the Release or threat of Release of Hazardous Materials, which could reasonably be expected to or result in Parent, the Borrower or any other Subsidiary incurring any Environmental Liability.

SECTION 3.07.          Compliance with Laws and Agreements.  Each of Parent, the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.          Investment Company Status.  No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.          Taxes.  Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes not overdue by more than 30 days or if more than 30 days overdue, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Effect.  Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable.  No Loan Party is aware of any proposed or pending Tax assessments, deficiencies or audits that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

SECTION 3.10.          ERISA; Labor Matters.

(a)           No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

(b)           There are no strikes, lockouts or slowdowns against Parent, the Borrower or any other Subsidiary pending or, to their knowledge, threatened, except as could not reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of Parent, the Borrower and the other Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, except for non-compliance which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected to result in a Material Adverse Effect, material payments due from Parent, the Borrower or any other Subsidiary, or for which any claim may be made against Parent, the Borrower or any other Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been timely paid.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which Parent, the Borrower or any other Subsidiary is bound.

SECTION 3.11.          Subsidiaries and Joint Ventures; Ownership by Permitted Holder; Disqualified Equity Interests.  Schedule 3.11A sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Parent, the Borrower or any other Subsidiary in, (a) each Subsidiary and (b) each joint venture (including any Permitted Joint Venture) in which Parent, the Borrower or any other Subsidiary owns any Equity Interests, and identifies each Person that is not a Material Subsidiary and will not be required to become a Loan Party hereunder.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.11A, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.12.          Intentionally Omitted.

SECTION 3.13.          Solvency.  As of the Closing Date, immediately after giving effect to the Transactions, (i) the sum of the debt (including contingent liabilities) of Parent, the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of Parent, the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of Parent, the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent, the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of Parent, the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Parent, the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) Parent, the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.14.          Disclosure.  As of the Closing Date, neither the Confidential Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of Parent, the Borrower or any other Subsidiary to the Administrative Agent, the Lead Arranger or any Lender (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that such forecasts and projections may vary from the actual results and that such variances may be material).

SECTION 3.15.          Collateral Matters.

(a)           The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Except as otherwise required hereby or under any other Loan Document, in the case of (i) the certificated Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes (in each case, if any), as applicable, representing such certificated Pledged Collateral are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, and (ii) the other Collateral described in the Collateral Agreement (other than the Intellectual Property), when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement in such Collateral will constitute a first priority perfected security interest in all right, title and interest of the Loan Parties in such Collateral, except for rights secured by Liens permitted under Section 6.02.

(b)           Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and to general principles of equity, regardless of whether considered in a proceeding in equity or at law security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a first priority perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, but subject to Liens permitted under Section 6.02.

(c)           Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement in the specifically identified Intellectual Property therein will constitute a first priority perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States of America, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

SECTION 3.16.          Federal Reserve Regulations.  No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.17.          Intellectual Property.  Each of Parent, the Borrower or any other Subsidiary owns, has good title to, or has a valid license or otherwise has the valid right to use, all Intellectual Property, free and clear of all Liens (other than Liens permitted by Section 6.02), that are necessary for or otherwise used in the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Loan Parties, the conduct of the Loan Parties’ respective business, including the use of Intellectual Property in connection therewith, does not infringe upon, misappropriate or otherwise violate any proprietary rights of any other Person, and (ii) no claim or litigation alleging any of the foregoing, or otherwise disputing the validity, enforceability or ownership of the Loan Parties’ Intellectual Property, is pending or, to Parent’s or Borrower’s knowledge, threatened in writing.

SECTION 3.18.          USA PATRIOT Act.  Parent, the Borrower and each Subsidiary are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

ARTICLE IV

Conditions

SECTION 4.01.          Closing Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence reasonably satisfactory to the Administrative Agent (which may include a telecopy or email transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received an executed written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of Weil, Gotshal & Manges LLP, counsel for Parent and the Borrower customary for financings of this type.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party and the authorization of the Transactions and the Loan Documents, as are customary for financings of this type.

(d)           The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Parent or the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)           [Reserved]

(f)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Fee Letter, Commitment Letter or any other Loan Document and for which invoices have been delivered to the Borrower at least three business days prior to the Closing Date (which amount may be offset against the proceeds of the Senior Facilities).

(g)           The Collateral and Guarantee Requirement shall have been satisfied to the extent required hereunder and under the other Loan Documents.  Except as otherwise provided herein, all actions necessary to establish that the Administrative Agent will have perfected security interests (subject to Permitted Encumbrances) in the Collateral under the Security Documents, shall have been taken.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an executive officer or a Financial Officer of each Loan Party, together with all attachments contemplated thereby. The Administrative Agent shall have received UCC financing statements in appropriate form for filing under the UCC filings with the United States Patent and Trademark Office and United States Copyright Office, if applicable, and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created by the Security Documents.

(h)           The Administrative Agent shall have received customary insurance certificates naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.09.

(i)            [Reserved]

(j)            The Lenders shall have received the financial statements and certificates referred to in Section 3.04.

(k)           Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions, none of Parent, the Borrower or any other Subsidiary shall have outstanding any material third party Indebtedness for borrowed money, other than (i) Indebtedness incurred under the Loan Documents and (ii) Permitted Surviving Debt or Indebtedness otherwise permitted pursuant to Section 6.01.

(l)            The Administrative Agent shall have received a certificate, dated the Closing Date and signed by Financial Officer of Parent or the Borrower certifying as to the matters set forth in Section 3.13.

(m)          The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested not less than 10 calendar days before the Closing Date.

(n)           [Reserved]

(o)           The Administrative Agent shall have received certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted by Section 6.02).

(p)           In respect of the Revolving Facility only, the Borrower shall have received commitments from Lenders to provide $200,000,000 in aggregate principal amount of the Term Facility.

SECTION 4.02.          Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, renewal or extension of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, renewal or extension of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Default shall have occurred and be continuing.

(c)           The Administrative Agent and, in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the applicable Issuing Bank, shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or 2.04, respectively, or in the case of an issuance, amendment, renewal or extension of any Letter of Credit, a notice requesting the issuance, renewal or extension of such Letter of Credit as required by Section 2.05.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit (other than an amendment, renewal or extension of a Letter of Credit without any increase in the stated amount of such Letter of Credit), the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied in accordance with the terms of such paragraphs or waived in accordance with the terms hereof and that, after giving effect to such Borrowing or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b).

ARTICLE V

Affirmative Covenants

Until the occurrence of the Termination Date, each of Parent (solely with respect to Sections 5.02, 5.03, 5.04, 5.05, 5.11, 5.14 and 5.18 applicable to it) and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.          Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower (commencing with fiscal year 2012), its audited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of an independent registered public accounting firm of recognized national standing (which opinion shall not be qualified as to the scope of the audit or contain a written statement reflecting a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with fiscal year 2012), its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c)           concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal quarter ending June 30, 2012, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12; provided that such compliance calculations shall not be required to be set forth in the Compliance Certificate for any period where the Financial Covenant is not tested under Section 6.12, (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying (if known and quantifiable) the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, (iv) certifying a list of the names of all Permitted Joint Ventures and that each entity set forth on such list individually qualifies as a Permitted Joint Venture and that such entities in the aggregate do not exceed the limitation set forth in clause (3) of the proviso to the definition of the term “Permitted Joint Venture” herein, (v) in the case of any delivery of financial statements under clause (a) above at any time prior to the Qualified MLP IPO, setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year, (vi) in the case of any delivery of financial statements under clause (a) or (b) above, setting forth a reasonably detailed calculation of the Available Amount for the applicable fiscal period, and any application of the Available Amount to investments, dividends and other payments during such fiscal period and (vii) containing information and calculations, in each case in reasonable detail, necessary to determine compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(d)           together with the delivery of the annual Compliance Certificate required by Section 5.01(c), a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating in a manner reasonably satisfactory to the Administrative Agent any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this clause (d) (or, prior to the first delivery of any such Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this clause (d) (or, prior to the first delivery of any such Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date);

(e)           within 45 days after the end of each fiscal year of the Borrower, commencing with the fiscal year beginning January 1, 2013, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(f)            prior to the Qualified MLP IPO, within 10 Business Days after each delivery of the financial statements (x) for each of the first three fiscal quarters of any year (commencing with the fiscal quarter ending June 30, 2012) pursuant to Section 5.01(b) and (y) for each fiscal year pursuant to Section 5.01(a), the Borrower will host a lender conference call to discuss the financial condition of the Borrower and its consolidated Subsidiaries as of each such date and their results of income or operations and cash flows for the respective portions of the current fiscal year covered by such financial statements.  The chief executive officer and/or chief operating officer and the chief financial officer of the Borrower shall participate in each such call.  Such calls shall be held at times convenient to the Lenders and the Borrower;

(g)           promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or Parent, as applicable or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or Parent, as applicable, or the applicable

ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(h)           promptly after any written request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Parent, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, if (i) the Borrower’s financial statements are consolidated with Parent’s financial statements or (ii) Parent is subject to periodic reporting requirements of the Securities Exchange Act of 1934 and the Borrower is not, then the requirement to deliver consolidated financial statements of the Borrower and its Subsidiaries (and the related opinion from independent public accountants) pursuant to Sections 5.01(a) and (b) may be satisfied by delivering consolidated financial statements of Parent (and the related opinion from an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of Parent (or such parent) and its consolidated Subsidiaries as a going concern (other than with respect to, or resulting from, any potential inability to satisfy the Financial Covenant (if applicable) on a future date or in a future period) accompanied by a schedule showing, in reasonable detail, consolidating adjustments, if any, attributable solely to Parent and any of its Subsidiaries that are not the Borrower or any of its Subsidiaries.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Borrower.

SECTION 5.02.          Notices of Material Events.  The Borrower will furnish to the Administrative Agent written notice promptly upon a Responsible Officer of the Borrower having knowledge of any of the following:

(a)           the occurrence and continuance of, any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent, the Borrower or any other Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Parent or the Borrower to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)           any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.          Additional Subsidiaries.  If any additional wholly owned Subsidiary is formed or acquired after the Closing Date, or if any Permitted Joint Venture ceases to qualify as a Permitted Joint Venture, or if any Subsidiary becomes a Material Subsidiary or ceases to be an Excluded Subsidiary, Parent and the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and, in the case of a newly formed or acquired Subsidiary (or any Permitted Joint Venture which becomes a wholly owned Subsidiary or any Subsidiary that becomes a Material Subsidiary) cause the Collateral and Guarantee Requirement, if applicable, to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary or entity owned by any Loan Party.

SECTION 5.04.          Information Regarding Collateral.

(a)           Parent and the Borrower will furnish to the Administrative Agent prompt written notice (and in any event, within 10 Business Days) of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger, amalgamation or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(b)           The Borrower will furnish to the Collateral Agent in the Supplemental Perfection Certificate delivered pursuant to Section 5.01(d) notice of (i) the acquisition by any Loan Party of a Mortgaged Property after the Closing Date and (ii) the acquisition by any Loan Party of any other material assets that would otherwise constitute Collateral after the Closing Date, other than any assets constituting Collateral under the Security Documents in which the Collateral Agent shall automatically have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof, without the taking of any action.

SECTION 5.05.          Existence; Conduct of Business.  Parent, the Borrower and each other Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit (i) any merger, consolidation or other transfer of assets pursuant to the MLP Formation Transactions or (ii) any transactions permitted under Section 6.03 or 6.05.  Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, Parent, the Borrower and each other Subsidiary will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect all its material rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

SECTION 5.06.          Payment of Taxes.  The Borrower and each other Subsidiary will pay its Tax liabilities, before the same shall become more than 30 days overdue or, if more than 30 days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such other Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.          Payment of Obligations.  The Borrower and each other Subsidiary will pay and discharge as the same shall become due and payable, all its obligations and liabilities in respect of all lawful claims which, if unpaid, would by law become a Lien upon its property (other than any Lien permitted under Section 6.02); except, in each case (i) to the extent the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08.          Maintenance of Properties.  Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each other Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, and casualty and condemnation excepted.

SECTION 5.09.          Insurance.  The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Administrative Agent (for posting to the Lenders), upon its reasonable request, information in reasonable detail as to the insurance so maintained.  If any portion of any Mortgaged Property (other than the Pipeline Easements) is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.10.          Books and Records; Inspection and Audit Rights.  The Borrower and each other Subsidiary will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with GAAP.  The Borrower and each other Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants; provided that unless an Event of Default shall have occurred and be continuing, (i) no more than two such visits and inspections may be made during any calendar year, (ii) each such visit and inspection shall be made upon at least five Business Days’ prior notice to the Borrower or the applicable Subsidiary, (iii) regardless of the existence of an Event of Default, the Borrower shall have the opportunity to be present at any meeting with its independent accountants and (iv) the exercise by any Lender or any agent of any Lender (but not the Administrative Agent or any agent of the Administrative Agent) of its rights hereunder shall be at such Lender’s own expense; provided that when an Event of Default exists, the Administrative Agent or the Lender may engage in any of the foregoing at the expense of the Borrower.

SECTION 5.11.          Compliance with Laws.  Parent, the Borrower and each other Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12.          Environmental Laws.

(a)           The Borrower and each other Subsidiary will comply with, and use commercially reasonable efforts to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower and each other Subsidiary will conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of it under Environmental Laws to address Hazardous Materials, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.13.          Use of Proceeds and Letters of Credit.  (a) The proceeds of the Term Loans will be used solely for the payment (i) of the Transaction Expenses, (ii) of the Existing Indebtedness Refinancing, (iii) of the Closing Date Dividend and (iv) for working capital and other general corporate purposes of Parent, the Borrower and the other Subsidiaries and (b) the proceeds of the Revolving Loans and Swingline Loans will be used for (i) on the Closing Date in an aggregate principal amount of up to $60,000,000 to finance a portion of the Transactions (including the payment of Transaction Expenses) and (ii) on and after the Closing Date working capital, other general corporate purposes of Parent, the Borrower and the other Subsidiaries and any other purpose not prohibited by the terms of this Agreement.  Letters of Credit may be issued on the Closing Date to support obligations of the Borrower and its subsidiaries incurred in the ordinary course of business and to replace or provide credit support for any existing letter of credit.

SECTION 5.14.          Further Assurances.  Subject to the terms of the Security Documents, Parent, the Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.  Parent and the Borrower will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.15.          Interest Rate Protection.  Within 120 days after the Closing Date (or such later date as the Administrative Agent may reasonably agree), the Borrower will enter into, and thereafter maintain for a period of not less than 24 months after the Closing Date, Hedging Agreements to the extent necessary to provide that at least 33% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection on terms and conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent.

SECTION 5.16.          Maintenance of Ratings.  The Borrower will use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower, and a rating of the credit facilities hereunder by each of S&P and Moody’s.

SECTION 5.17.          Certain Post-Closing Collateral Obligations.  As promptly as practicable, and in any event within 90 days (or such longer time period as the Administrative Agent reasonably agrees), after the Closing Date, the Borrower and each other Loan Party will deliver all Mortgages and other documents described in clause (h) of the definition of “Collateral and Guarantee Requirement,” that would otherwise have been required to be delivered on the Closing Date under the Collateral and Guarantee Requirement, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.18.          Employee Benefits.  Parent and each ERISA Affiliate will comply with the applicable provisions of ERISA and the related sections of the Code, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.19.          Material Contracts.  The Borrower and each other Subsidiary will perform and observe all the terms and provisions of each material contract to be performed or observed by it, except, in any case, where (i) any obligation thereunder is being contested in good faith and appropriate reserves are being maintained with respect thereto to the extent required by GAAP or (ii) the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the occurrence of the Termination Date, each of Parent (solely as to Section 6.15), and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.          Indebtedness; Certain Equity Securities.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created under the Loan Documents;

(b)           Indebtedness existing on the date hereof and set forth on Schedule 6.01 (the “Permitted Surviving Debt”) and Refinancing Indebtedness in respect thereof;

(c)           Indebtedness incurred in connection with (i) a refinancing or an amendment and extension of the Senior Facilities (each, a “Refinancing Facility”); provided, that (A) such Refinancing Facility is pari passu or junior in right of payment with any remaining portion of the Senior Facilities and pari passu, junior or unsecured with respect to security with any remaining portion of the Senior Facilities, (B) such Refinancing Facility will have such pricing, premiums and optional prepayment and redemption terms as may be agreed by the borrower and the lenders party thereto, (C) any Refinancing Facility does not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the Loans or Commitments being refinanced, (D) the other terms and conditions of such Refinancing Facility are substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Facility than those applicable to the Loans or Commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final Maturity Date of the Loans or Commitments existing at the time of such refinancing) or such terms are on current market terms for such type of Indebtedness, (E) any Refinancing Facility that is pari passu with or junior to the Senior Facilities with respect to security shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and (F) the aggregate principal amount of any Refinancing Facility does not exceed the aggregate amount of Loans or Commitments being refinanced therewith, plus accrued and unpaid interest and premiums thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses relating to such Refinancing Facility, except to the extent otherwise permitted under this Agreement and (ii) any Indebtedness that refinances or amends extends any Refinancing Facility incurred pursuant to clause (i) above (a “Subsequent Refinancing Facility”) so long as such Subsequent Refinancing Facility otherwise meets the parameters of clause (i) above assuming the original Refinancing Facility is the Senior Facilities and such “Subsequent Refinancing Facility” is the “Refinancing Facility” mutatis mutandis;

(d)           (i) Indebtedness of any Loan Party to another Loan Party, (ii) Indebtedness of any Subsidiary that is not a Loan Party to Parent, the Borrower or any other Loan Party and (iii) Indebtedness of Parent, the Borrower or any other Loan Party to a Subsidiary that is not a Loan Party; provided that (A) any such Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party, shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, Parent and the Borrower, shall not exceed $10,000,000 aggregate principal amount at any time outstanding; (B) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to and in accordance with the Collateral Agreement and (C) any such Indebtedness owing by (1) any Subsidiary that is not a Loan Party to any Loan Party and (2) any Permitted Joint Venture to any Loan Party shall be incurred in compliance with Section 6.04;

(e)           Guarantees in respect of Indebtedness incurred in compliance with Section 6.04;

(f)            (i) Indebtedness of the Borrower or any other Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including mortgage, financings and purchase money indebtedness, Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and related charges (including in respect of service, maintenance and similar plans) or (B) assumed in connection with the acquisition of any fixed or capital assets or secured by a Lien on any assets prior to the acquisition thereof, and Refinancing Indebtedness in respect of any of the foregoing and (ii) Capital Lease Obligations and Synthetic Lease Obligations incurred by the Borrower or any Subsidiary of the Borrower in respect of any Sale/Leaseback Transaction that is permitted under Section 6.06 and any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $15,000,000 at any time outstanding;

(g)           Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, in each case in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness unless such Guarantee is incurred pursuant to Section 6.04 in respect of any of the foregoing;

(h)           Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and Cash Management Services or in connection with any automated clearing-house transfers of funds; provided that (x) such Indebtedness (other than in respect of credit or purchase cards) shall be repaid in full within five Business Days of the incurrence thereof and (y) such Indebtedness in respect of credit or purchase cards shall be repaid in full within 90 days of the incurrence thereof;

(i)            Indebtedness in respect of (i) (A) workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and (ii) letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under any of the foregoing;

(j)            Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(k)           Indebtedness of the Borrower or any other Subsidiary in the form of purchase price adjustments, earn-outs, indemnities, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition, Permitted Joint Venture or other Investment permitted by Section 6.04;

(l)            Indebtedness (i) owed to any Person providing insurance to Parent, the Borrower or any other Subsidiary, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of (including customary finance charges in respect thereof), and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year and (ii) consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)          Indebtedness of the Borrower or any other Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or obligations in respect of letters of credit related to any of the foregoing;

(n)           Indebtedness in respect of or incurred pursuant to Hedging Agreements permitted by Section 6.07;

(o)           Indebtedness of (i) Permitted Joint Ventures and their subsidiaries and (ii) Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $10,000,000 and any Refinancing Indebtedness in respect thereof;

(p)           Indebtedness arising from agreements of the Borrower or any other Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Equity Interests permitted hereunder; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Subsidiaries in connection with such disposition; and

(q)           to the extent constituting Indebtedness, obligations representing deferred compensation to current or former officers, directors, members of management and employees of Parent (or any Controlling Company) or any Subsidiary incurred in the ordinary course of business;

(r)            unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(s)            Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; and

(t)            other Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Loan Parties permitted by this clause (t) shall not exceed $10,000,000 at any time outstanding.

SECTION 6.02.          Liens.  None of the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(a)           (i) Liens created under the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as contemplated by this Agreement;

(b)           Permitted Encumbrances;

(c)           any Lien on any asset of the Borrower or any other Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any other Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by any lender may be cross-collateralized to other financings provided by such lender or its affiliates and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(d)           any Lien existing on any asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any other Subsidiary (other than (x) the proceeds or products thereof, (y) in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto and (z) after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition of the acquired person or its subsidiaries and not created in contemplation of or in connection with such acquisition) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof; provided that (A) in the case of any Indebtedness of any Subsidiaries including Foreign Subsidiaries of the Borrower and Disregarded Persons that are not Loan Parties, such Lien applies solely to the assets and Equity Interests of such Subsidiaries (including Foreign Subsidiaries of the Borrower, Disregarded Persons, their respective Subsidiaries, any other Foreign Subsidiary or any Disregarded Person) that are not Loan Parties, (B) in the case of any Indebtedness of the Borrower or any Loan Party, such Indebtedness is secured only by the Collateral and on a subordinated basis to the Obligations and is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (C) in the case of a Lien securing Refinancing Indebtedness any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Refinancing Indebtedness.”

(e)           (i) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(f)(i) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower or any other Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person; provided further that individual financings provided by any lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) Liens arising out of (A) Sale/Leaseback Transactions permitted under Section 6.06 and (B) any Indebtedness incurred in connection therewith permitted by Section 6.01(f)( ii) (and any Refinancing Indebtedness in respect thereof), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(f)            in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)           customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)            any Lien on assets of any Foreign Subsidiary; provided that (i) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Borrower or any other Domestic Subsidiary and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(j)                                    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any other Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(k)                                 pledges or deposits of cash or Permitted Investments securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(l)                                     Liens on (i) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (ii) insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)                             Liens securing Indebtedness of (i) a Loan Party in favor of another Loan Party or (ii) a non-Loan Party in favor of a Loan Party;

(n)                                 Liens on assets (other than Collateral) of a Permitted Joint Venture to secure Indebtedness permitted pursuant to Section 6.01(o);

(o)                                 (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the Business of the Borrower or any of the other Subsidiaries or (B) secure any Indebtedness for borrowed money and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the other Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(p)                                 other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(q)                                 Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.05, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or disposition;

(r)                                    Liens on assets (other than Collateral) of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted under Section 6.01;

(s)                                   Liens in favor of a Subsidiary that is not a Loan Party granted by another Subsidiary that is not a Loan Party;

(t)                                    (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business and not prohibited by this Agreement and (ii) Liens arising by operation of law under Article 2 of the UCC in favor of a seller or buyer of goods;

(u)                                 to the extent constituting Liens, Investments permitted under Section 6.04 (other than Section 6.04(q));

(v)                                 Liens securing any Permitted Surviving Debt and Refinancing Indebtedness in respect thereof permitted under Section 6.01(b);

(w)                               Liens securing a Refinancing Facility or a Subsequent Refinancing Facility;

(x)                                 Liens securing obligations under Hedging Agreements permitted under Section 6.01(n); and

(y)                                 Liens securing Indebtedness in respect of Cash Management Services permitted under Section 6.01(h).

SECTION 6.03.                              Fundamental Changes; Business Activities.

(a)                                 None of the Borrower or any other Subsidiary will merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge into or amalgamate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge, amalgamate or consolidate with any Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger, amalgamation or consolidation is a Subsidiary Loan Party, such surviving entity is a Subsidiary Loan Party), (iii) any Subsidiary (other than the Borrower) may merge into, amalgamate or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge with any other Person in order to effect a Permitted Joint Venture, a Permitted Acquisition or any other Investment permitted under Section 6.04, provided that if the Borrower is a party to any transaction effected pursuant to this clause (v), (A) the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (B) no Event of Default shall have occurred and be continuing or would result therefrom, (vi) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a disposition permitted pursuant to Section 6.05, may be effected; provided that if the Borrower is a party to any transaction effected pursuant to this clause (vi), the Borrower shall be the continuing or surviving Person and (vii) the Borrower and any Subsidiary may engage in the MLP Formation Transactions and any Qualified MLP IPO; provided that any such merger or amalgamation or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Sections 6.04 and 6.05.

(b)                                 None of the Borrower or any other Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Subsidiaries on the date hereof and businesses reasonably related or ancillary thereto.

SECTION 6.04.                              Investments, Loans, Advances, Guarantees and Acquisitions.  None of the Borrower or any other Subsidiary will purchase, hold, acquire (including pursuant to any merger, amalgamation or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a)                                 Permitted Investments;

(b)                                 Investments existing on the date hereof in Subsidiaries, and other Investments existing on the date hereof and set forth on Schedule 6.04 and any modification, renewal or extension thereof or any substantially concurrent replacement thereof with similar investment; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;

(c)                                  Investments by the Borrower and the other Subsidiaries in Equity Interests in their subsidiaries (in each case, other than a Permitted Joint Venture); provided that (i) such subsidiaries are Subsidiaries prior to such investments or all newly created or formed Subsidiaries (subject, for the avoidance of doubt, to the limitations in clause (iii) below), (ii) any Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of, and to the extent required by, the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed an aggregate net amount equal to $10,000,000 at any time outstanding;

(d)                                 loans or advances made by the Borrower or any other Subsidiary to any Subsidiary (in each case, other than a Permitted Joint Venture) (which shall include the reimbursement of an LC Disbursement by the Borrower in respect of a Letter of Credit issued for the benefit of a Subsidiary of the Borrower); provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(d) and (ii) the amount of such loans and advances (A) made by the Loan Parties to Subsidiaries that are not Loan Parties, together with the investments made pursuant to clause (c)(iii) above and the Guarantees made pursuant to clause (e)(iv) below, shall be subject to the limitation set forth in clause (c)(iii) above;

(e)                                  Guarantees by the Borrower or any other Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary (in each case, other than a Permitted Joint Venture) (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) the Indebtedness or other obligation so guaranteed is permitted by this Agreement, (ii) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Guarantee Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party, (iii) the Borrower shall not Guarantee any Indebtedness or other obligation of any Subsidiary except for any such Guarantees under the Loan Documents or of Indebtedness permitted by Section 6.01(d) or as otherwise permitted under Section 6.15 and (iv) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party, together with the Investments made pursuant to clause (c)(iii) above and the loans and advances made pursuant to (d)(ii) above, shall be subject to the limitation set forth in clause (c)(iii) above;

(f)                                   Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, Persons, in each case in the ordinary course of business, and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g)                                  Investments made as a result of the receipt of non-cash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(h)                                 Investments by the Borrower or any other Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities;

(i)                                     Investments in the form of Hedging Agreements permitted under Section 6.07;

(j)                                    payroll, travel and similar advances to directors, officers and employees of Parent (or any Controlling Company) the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k)                                 loans or advances to directors, officers and employees of Parent (or any Controlling Company) the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $2,500,000;

(l)                                     Investments (i) constituting Permitted Acquisitions, (ii) in any Subsidiary in an amount required to permit such Person to consummate a Permitted Acquisition and (iii) in any Subsidiary that is not a Loan Party consisting of the Equity Interests of any Person who is not a Loan Party; provided that if (with respect to any acquisition of a Person or any Equity Interests in a Person) the acquired Person shall not become a Loan Party or (with respect to any acquisition of assets) the assets shall be acquired by a Subsidiary that is not a Loan Party, the aggregate amount of cash or property in connection with such acquisition shall not exceed 15% of Consolidated Net Tangible Assets;

(m)                             Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business; provided that such trade credit may include such concessionary trade terms as the Borrower or any other Subsidiary deems reasonable under the circumstances;

(n)                                 Investments constituting Permitted Joint Ventures;

(o)                                 Investments made by Permitted Joint Ventures;

(p)                                 Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with the Borrower or any other Subsidiary (including in connection with a Permitted Acquisition) in connection with a transaction permitted by this Agreement and so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(q)                                 Investments resulting from pledges or deposits (i) described in clause (c) or (d) of the definition of the term “Permitted Encumbrance” or (ii) that would otherwise constitute a Lien permitted under Section 6.02;

(r)                                    other Investments and other acquisitions in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the Available Amount at such time; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, no Event of Default shall have occurred and be continuing or would result therefrom;

(s)                                   Investments in the ordinary course of business consisting of endorsements for collection or deposit or customary trade arrangements with customers;

(t)                                    loans and advances to the Borrower or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to the Borrower or any direct or indirect parent thereof in accordance with Section 6.08;

(u)                                 Guarantees by the Borrower or any Subsidiary of leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course or business; provided that any payments made in respect of any such Guarantee shall constitute an Investment and must be permitted under this Section 6.04;

(v)                                 Investments in connection with the MLP Formation Transactions and the Qualified MLP IPO; and

(w)                               Investments to the extent the consideration paid therefor consists solely of Equity Interests of the applicable Person or any direct or indirect parent thereof.

SECTION 6.05.                              Asset Sales.  None of the Borrower or any other Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Borrower, any other Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)                                 sales, transfers, leases and other dispositions of inventory or equipment or used or surplus or obsolete or worn-out tangible assets in the ordinary course of business or of cash and Permitted Investments or property no longer useful in the business of the Borrower or any Subsidiary;

(b)                                 sales, transfers, leases and other dispositions to the Borrower or any other Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)                                  sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(d)                                 dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)                                  dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(f)                                   sales, transfers, leases and other dispositions of property and/or issuances of Equity Interests to the extent that such property or issuance constitutes an Investment permitted by Sections 6.04(f), 6.04(l) (other than issuances of Equity Interests pursuant thereto), 6.04(n), 6.04(o), 6.04(p) or 6.04(r);

(g)                                  licenses or sublicenses of Intellectual Property rights in the ordinary course of business that do not materially interfere with the business of the Borrower or any other Subsidiary;

(h)                                 dispositions of residential real property and related assets of directors, officers, members of management or employees of the Borrower or any other Subsidiary in the ordinary course of business in connection with relocation activities for such directors, officers, members of management or employees of the Borrower or any other Subsidiary;

(i)                                     dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, the related joint venture arrangements and similar binding arrangements;

(j)                                    leases, subleases, licenses or sublicenses of property entered into in the ordinary course of business;

(k)                                 sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause shall not exceed $15,000,000 during any fiscal year of the Borrower or $50,000,000 during the term of this Agreement;

(l)                                     any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m)                             the termination of any Hedging Agreements;

(n)                                 sales of assets in connection with financing arrangements that are permitted under Section 6.01 and 6.02;

(o)                                 dispositions that would constitute a Lien or Restricted Payment otherwise expressly permitted under Section 6.02 or Section 6.08, respectively;

(p)                                 dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrower or any Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(q)                                 any sale, transfer, lease or other disposition of assets in connection with the MLP Formation Transactions and any Qualified MLP IPO; and

(r)                                    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

provided that all sales, transfers, leases and other dispositions permitted pursuant to clauses (i) and (l) above shall be made for fair value and at least 75% cash consideration (which cash consideration shall be deemed to include (x) any liabilities of the Borrower or any other Subsidiary, as shown on the most recent balance sheet of the Borrower or any other Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations or have a maturity date that is later than the Tranche B Term Maturity Date), that are assumed by the transferee of such assets and (y) any securities, notes or other obligations that are converted into cash within 90 days after such transfer, to the extent of such conversion).

SECTION 6.06.                              Sale/Leaseback Transactions.  None of the Borrower or any other Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted under Section 6.02.

SECTION 6.07.                              Hedging Agreements.  None of the Borrower or any other Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements required by Section 5.15, (b) Hedging Agreements entered into (including, without limitation, in connection with any exchange traded or over the counter derivative transactions) to hedge or mitigate risks associated with the business operations of the Borrower or any Subsidiary and (c) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.                              Restricted Payments; Certain Payments of Indebtedness.

(a)                                 None of the Borrower or any Subsidiary will declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Equity Interests) of the person paying such dividends or distributions), except that, without duplication:

(i)                                any Subsidiary of the Borrower may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(ii)                                  the Borrower or any Subsidiary may declare and pay dividends or make other distributions to Parent at such times and in such amounts as necessary to permit Parent:

(A)                               to pay (or to make a payment to any Controlling Company to enable it to pay) franchise taxes or similar taxes, and other fees and expenses, required to maintain the corporate existence of Parent or any Controlling Company;

(B)                               to pay (or to make a payment to any Controlling Company to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent such expenses are directly attributable to the ownership or operation of the Borrower and its Subsidiaries plus any reasonable and customary indemnification claims made by directors or officers of Parent or any Controlling Company attributable to the ownership or operations of Parent, the Borrower and its Subsidiaries; and to discharge its other permitted liabilities when due;

(C)                               to finance (or to make a Restricted Payment to any Controlling Company to finance) any Investment permitted to be made pursuant to Section 6.04; provided that (x) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (y) Parent or the applicable Controlling Company shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Loan Party other than Parent (or a Person that will become a Loan Party (other than Parent) upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 6.04) of the Person formed or acquired into the Borrower or a Loan Party (other than Parent) in order to consummate such Investment;

(D)                               to pay (or to make a payment to any Controlling Company to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement;

(E)                                the Borrower may make Restricted Payments to Parent (or to make a Restricted Payment to a Controlling Company to enable it to fund), not exceeding $10,000,000 in the aggregate during the term of the Agreement, to fund the repurchase or redemption of capital stock of Parent or a Controlling Company, in each case, held pursuant to and in accordance with stock option plans or other benefit plans or agreements for future, present or former directors, officers or employees of Parent, the Borrower and the other Subsidiaries (or any Immediate Family Member thereof); provided that the Borrower may make such Restricted Payments with respect to any such director, officer or employee without regard to such restriction for consideration consisting of the proceeds of key man life insurance held by Parent, any Controlling Company, the Borrower or a Subsidiary regarding such director, officer of employee or pursuant to any right to acquire capital stock of Parent or a Controlling Company at a price not less than, or any right to the appreciation in value of such capital stock exceeding the fair market value of such capital stock;

(F)                                 to make Restricted Payments to Parent expressly permitted to be made by Parent under this Section;

(G)                               to pay (or to make a Restricted Payment to any Controlling Company to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of Parent or any Controlling Company to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrower and its Subsidiaries; and

(H)                              to pay (or to make a Restricted Payment to any Controlling Company to enable it to pay) amounts of the type described in Section 6.09(b) to the extent such payment would be permitted under such Section 6.09(b);

(iii)                               the Borrower may make non-cash repurchases of its Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or taxes to be paid in connection therewith;

(iv)                              make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower or similar Equity Interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in the Borrower, Parent or any Controlling Person, as applicable;

(v)                                 during the period commencing on the Closing Date and ending immediately prior to the Qualified MLP IPO, the Borrower and each Subsidiary may make Restricted Payments, in an aggregate amount not to exceed the sum of (A) $100,000,000; plus (B) if the Qualified MLP IPO occurs after September 30, 2012, an additional $100,000,000; plus (C) the Available Amount; plus (D) the Closing Date Dividend; and plus (E) the Permitted Tax Distributions;

(vi)                              during the period upon the Qualified MLP IPO and thereafter, Restricted Payments by Borrower in an amount not to exceed the MLP Distribution Amount; and

(vii)                           the Borrower and each Subsidiary may make Restricted Payments to consummate the MLP Formation Transactions and the Qualified MLP IPO.

(b)                                 None of the Borrower or any Subsidiary will make or agree with the holder thereof to pay or make, directly or indirectly, any cash payment or other distribution in respect of any material Subordinated Indebtedness including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any material Subordinated Indebtedness, except for:

(i)                                     regularly scheduled interest payments, fees, expenses and indemnification obligations as and when due in respect of any such Subordinated Indebtedness;

(ii)                                  refinancings or exchanges of any such Subordinated Indebtedness for like or junior debt with the proceeds of other Indebtedness permitted under Section 6.01;

(iii)                               conversions of any such Subordinated Indebtedness to Equity Interests of the Parent, any Controlling Person, the Borrower or any other Subsidiary;

(iv)                              additional payments in respect of any such Subordinated Indebtedness in an aggregate amount not to exceed the Available Amount; provided that no Event of Default shall have occurred and be continuing or would result therefrom; and

(v)                            any AHYDO “catchup” payments.

SECTION 6.09.                              Transactions with Affiliates.  None of the Borrower or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)                                 transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties;

(b)                                 payments to the Permitted Holder (and/or any investment vehicles controlled by such Person) of management, monitoring, consulting transaction, oversight, advisory and similar fees pursuant to the Management and Consulting Agreement, in each case, when due pursuant to such agreement, and in an aggregate amount for all such fees for each fiscal year not exceeding $2,500,000, plus all reasonable out-of-pocket expenses and indemnification claims pertaining to such activities; provided that (i) no Event of Default under clauses (a), (b), (h) or (i) of Article VII shall have occurred and be continuing immediately before or immediately after giving effect to such payment, (ii) the amount in respect of such management and consulting fees due pursuant to such agreements in any period but not then allowed to be paid in cash shall be deferred and shall not be paid until and to the extent any such Event of Default shall have been cured or waived, and

(iii) any unpaid amounts accrued in respect thereof for prior periods and not paid in such period solely due to such Event of Default may be paid in any future period regardless of the dollar limitation set forth above.

(c)                                  any Restricted Payment permitted under Section 6.08;

(d)                                 issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests), and receipt by Parent (or any Controlling Company) of capital contributions, and issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests) to Parent and receipt by the Borrower of capital contributions from Parent (or any Controlling Company);

(e)                                  (i) employment and severance arrangements (including options to purchase Equity Interests, subscription agreements, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between Parent (or any Controlling Company), the Borrower and any Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business; and (ii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto;

(f)                                   (i) transactions by a Permitted Joint Venture with any Person that is not the Borrower or any other Subsidiary (other than another Permitted Joint Venture) and (ii) transactions with joint ventures (including Permitted Joint Ventures), customers, clients or suppliers for the purchase or sale of good or services entered into in the ordinary course of business;

(g)                                  payment of reasonable and customary fees and expenses to directors of Parent (or any Controlling Company) and its Subsidiaries and the provision of customary indemnification to directors, officers, employees, members of management and consultants of Parent (or any Controlling Company) and its Subsidiaries;

(h)                                 the consummation of the Transactions and the payment of all Transaction Expenses;

(i)                                     the existence of, and the performance of obligations of the Borrower or any of its Subsidiaries under the terms of any agreement to which the Borrower or any of its Subsidiaries is a party as of or on the Closing Date and identified on Schedule 6.09, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Lenders, in all material respects, than the terms of the agreements on the Closing Date;

(j)                                    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into or amalgamated with the Borrower or a Subsidiary pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of or in connection with such acquisition, amalgamation or merger or any amendment thereto (so long as any such amendment could not reasonably be expected to be adverse in any material respect to the Lenders);

(k)                                 the MLP Formation Transactions and any Qualified MLP IPO;

(l)                                     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Parent or any Controlling Company; and

(m)                               loans or advances to directors, officers, employees, members of management or consultants of Parent, any Controlling Company, the Borrower or any of its Subsidiaries permitted or not prohibited by Section 6.04.

SECTION 6.10.                                    Restrictive Agreements.  None of the Borrower or any other Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B)  restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, refinancings of or any amendment or modification expanding the scope of, in each case in a manner materially adverse to the Lenders taken as a whole, any such restriction or condition), (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to dispositions permitted by Section 6.05 pending such disposition, (E) restrictions and conditions that were binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as the agreements providing for such restrictions and conditions were not entered into in contemplation of such Person becoming a Subsidiary, and (F) restrictions and conditions imposed by agreements relating to Foreign Subsidiaries, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01 (including any Refinancing Indebtedness in respect thereof permitted under Section 6.01) if such restrictions or conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases and other agreements restricting the assignment thereof (including the granting of any Lien), (C) customary provisions in joint venture agreements and other similar agreement entered into in connection with Permitted Joint Ventures or any other joint venture, (D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (E) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower and such Subsidiary have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or any Subsidiary to meet their ongoing obligations, (F) customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business and (G) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.10, and (iii) clause (b) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted to be incurred under Section 6.01.

SECTION 6.11.                                    Amendment of Material Documents.  None of the Borrower or any other Subsidiary will amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders, unless such amendment, waiver or modification is in connection with the MLP Formation Transactions or any Qualified MLP IPO.

SECTION 6.12.                                    Total Secured Leverage Ratio.  The Borrower shall not permit the Total Secured Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending after the Closing Date to be greater than 4.00:1.00 on a Pro Forma Basis; provided, however, the foregoing Total Secured Leverage Ratio requirement shall be tested only in the event that on the last day of any such fiscal quarter the aggregate amounts outstanding under the Revolving Facility (other than the amount of any Letters of Credit which have been cash collateralized) are in excess of $100,000,000 (with measurement to commence, if applicable, with the first full fiscal quarter after the Closing Date).

SECTION 6.13.                                    Fiscal Year.  Except if required by law to change its tax year, the Borrower will not, and the Borrower will not permit any other Loan Party to, change its fiscal year to end on a date other than on or about December 31, without the consent of the Administrative Agent.

SECTION 6.14.                                    [Reserved].

SECTION 6.15.                                    Passive Holding Company.  Notwithstanding anything herein to the contrary, prior to the acquisition, directly or indirectly, of the Borrower by the MLP, Parent (i) will not conduct, transact or otherwise engage in any business or activity other than (a) the ownership of all the outstanding Equity Interests in the Borrower and activities incidental thereto, (b) the maintenance and continuance of its legal existence, (c) compliance with its obligations under the Loan Documents (and any Refinancing Facility in respect thereof), (d) the consummation of the MLP Formation Transactions, a Qualified MLP IPO, or any other issuance of its Equity Interests or actions incidental to the consummation of the Transactions (including, for the avoidance of doubt, the making of the Closing Date Dividend), (e) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Holdings and the Borrower and (f) the receiving of Restricted Payments as permitted by Section 6.08 and making of dividends or other distributions with respect to its Equity Interests or directly or indirectly redeeming, purchasing, retiring or other acquiring for value its Equity Interests, (g) the payment of Taxes (including, without limitation, any Permitted Tax Distribution) and other customary obligations, (h) any transaction contemplated or referred to in this Article VI and (i) activities incidental to the foregoing.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation, warranty or statement made or deemed made by or on behalf of Parent, the Borrower or any other Subsidiary in any Loan Document or in any report, certificate or financial statement provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been untrue in any material respect on the date made or deemed made;

(d)                                 Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or in Article VI (other than Section 6.12);

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)                                    Parent, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after the expiration of any cure or grace period);

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after the expiration of any cure or grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof (other than termination events or equivalent events not relating to breach by Parent, the Borrower or any other Subsidiary of the terms of such Hedging Agreement); provided that this clause (g) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent, the Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, provincial, state or foreign bankruptcy, insolvency, receivership, corporate or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Parent, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clauses (iv) and (vi) of Section 6.03(a)), reorganization or other relief under any Federal, provincial, state or foreign bankruptcy, insolvency, receivership, corporate or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest within the period required by law, rule, regulation or the applicable court or administrative agency, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any other Subsidiary or for a substantial part of its assets or (iv) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Parent, the Borrower or any other Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions expressly referred to above in this clause (i) or clause (h) of this Article;

(j)                                     one or more final judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not paid or fully covered by insurance provided by a carrier (i) not disputing coverage following the submission of a claim in accordance with the terms of the policy and (ii) financially capable of making the applicable payment), shall be rendered against Parent, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days during which execution shall not be effectively stayed;

(k)                                  one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(l)                                     other than with respect to items of Collateral not exceeding $2,500,000 in the aggregate, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the Collateral Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under a Collateral Agreement or (B) file UCC continuation statements (other than amendments to UCC filings) or (iii) with respect to a Mortgage, to the extent such losses are covered by a lender’s title insurance policy provided by a carrier (I) not disputing coverage and (II) financially capable of making the applicable payment;

(m)                               any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary (or becomes an Excluded Subsidiary) or upon the termination of such Loan Document in accordance with its terms;

(n)                                 a Change in Control shall occur;

(o)                                 solely with respect to the Revolving Loans, Swingline Loans and the Letters of Credit, the Borrower shall fail to observe or perform the Financial Covenant (it being understood and agreed that any Default or any Event of Default under this paragraph (o) may be remedied by the (i) prepayment in full of all outstanding Revolving Borrowings and Swingline Borrowings and the cash collateralization of all outstanding Letters of Credit (at 102% of the face value of each such Letter of Credit) in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank and (ii) the termination of all Revolving Commitments then outstanding);

(p)                                 with respect to Term Loans, (i) any event specified in paragraph (o) of this Section shall have occurred and such event shall continue unremedied by the Borrower in accordance with the terms therein or unwaived by the Majority in Interest of the Revolving Lenders and (ii) the Majority in Interest of the Revolving Lenders shall, as a result of such event, (A) terminate the Revolving Commitments and (B) declare the Revolving Loans then outstanding to be due and payable prior to the Revolving Maturity Date, in whole or in part;

(q)                                 the subordination provisions set forth in any documentation relating to any Material Indebtedness of any Loan Party, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Material Indebtedness, if applicable (so long as such documentation is then in effect), or (any Loan Party or any Subsidiary of any Loan Party, shall deny or disaffirm any of the foregoing in writing; or

(r)                                    any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof) or any grantor, pledgor or mortgagor thereunder or any Loan Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document, so long as such Security Document is then in effect, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the Collateral Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under a Collateral Agreement or (B) file UCC continuation statements (other than an amendment to UCC filings) or (iii) with respect to a Mortgage, to the extent such losses are covered by a lender’s title insurance policy provided by a carrier (I) not disputing coverage and (II) financially capable of making the applicable payment;

then, and in every such event (other than an event with respect to Parent or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Parent and the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and the Borrower; and in the case of any event with respect Parent, the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and the Borrower.

ARTICLE VIII

The Agents

(a)                                  Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entities named as Administrative Agent and Collateral Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent, respectively, under the Loan Documents, and authorizes each Agent to take such actions and to exercise such powers as are delegated to each Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to each Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

(b)                                 The Persons serving as the Agents hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(c)                                  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (i) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as either Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (iii) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Parent, the Borrower, a Lender or an Issuing Bank, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

(d)                                 Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  Each Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)                                  Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties (other than to a Disqualified Institution).  The exculpatory provisions of this Article shall apply to any such sub-agent and to such Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as its activities as Agent.

(f)                                    Subject to the terms of this paragraph, either Agent may resign at any time from its capacity as such.  In connection with such resignation, the Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the other Agent and the Required Lenders shall have the right, with the prior written approval of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders with the consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent with the written approval of the Borrower (such approval not to be unreasonably withheld or delayed), which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by Parent and the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by Parent, the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the retiring Agent under any Security Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (A) all payments required to be made hereunder or under any other Loan Document to the retiring Agent for the account of any Person other than the Agents shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the retiring Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the retiring Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agent and their respective Related Parties (other than any Disqualified Institutions) in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above.

(g)                                 Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon either Agent, the Lead Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, the Lead Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)                                 Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(i)                                     No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agents, as agents for and representatives of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

(j)                                     Notwithstanding anything to the contrary set forth herein, it is understood and agreed that the Persons serving as Documentation Agents, Co-Arrangers and Co-Syndication Agents hold titles in name only and their titles confer no obligations, duties or responsibilities under this Agreement or any other Loan Document, except in their capacities as Lenders.

(k)                                  In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement or Cash Management Services, the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document except as expressly provided in the Collateral Agreement.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or a provider of any Cash Management Services, as applicable, shall be deemed to have appointed the Collateral Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(l)                                     To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender in an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this section. For the avoidance of doubt, for purposes of this section, the term “Lender” includes any Issuing Bank and any Swingline Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                    Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)                                     if to Parent or the Borrower, to them at Petrologistics, 600 Travis Street, Suite 3250, Houston, TX 77002, Attention of Sharon Spurlin (Fax No. (713) 255-5991), with a copy (which shall not constitute notice) to Lindsay Goldberg, 630 Fifth Avenue, 30th Floor, New York, New York 10111, Attention of Jaime Buehl-Reichard (Fax No. (212) 373-4130) and Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, Attention:  Christoper C. Gleason (Fax No. (214) 746-7777);

(ii)                                  if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, Brooklyn, New York 11201, Attention: Morgan Stanley Agency Servicing (Fax No. (212) 507-6680);

(iii)                               if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Parent and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv)                              if to the Swingline Lender, to it at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, Brooklyn, New York 11201, Attention: Morgan Stanley Agency Servicing (Fax No. (212) 507-6680); and

(v)                                 if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)                                 Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, Parent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)                                  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                                    Waivers; Amendments.

(a)                                  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in Section 2.21 and in the Collateral Agreement and in clauses (c), (d), (e) and (f) below, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower, the Administrative Agent and (other than in the case of clauses (i), (ii)(A), (ii)(B) and (ii)(C) below) the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent, the waiver of any Default or Event of Default, mandatory prepayments or other mandatory reduction of Commitments shall not constitute an extension or increase of any Commitment of any Lender), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(c)), or reduce any fees (including any prepayment fees) payable hereunder (it being understood that any change in the definitions of any ratio used in the calculation of such pricing

(or the component definitions) shall not constitute a reduction in any rate of interest of fees), without the written consent of each Lender directly and adversely affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (D) change Sections 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of the Required Lenders, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the written consent of each Lender, the provisions of this Section, the definition of the term “Required Lenders” or such other provision may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release all or substantially all of the value of the Guarantees under the Guarantee Agreement (except as expressly provided in Section 9.14 or the Collateral Agreement or as otherwise permitted herein or in any other Loan Document) without the written consent of each Lender, (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document or as otherwise permitted herein or in any other Loan Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents) and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each adversely affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any forbearance or similar agreement which limits the ability of the Administrative Agent to take actions upon the occurrence and during the continuance of an Event of Default shall be effective without the consent of the Administrative Agent) and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Parent, the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c)           Notwithstanding Section 9.02(b) or the proviso thereto, (A) any amendment, modification or waiver regarding the Total Secured Leverage Ratio (including the defined terms used in such covenant as they pertain to compliance with Section 6.12) shall require only the Majority in Interest of the Revolving Lenders, Parent and the Borrower and (B) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of 9.02(b)(ii) and then only in the event such Defaulting Lender shall be adversely affected by such amendment, waiver or other modification or (y) any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(d)           The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender or other party hereto.

(e)           Notwithstanding the foregoing, only following the first anniversary of the Closing Date, this Agreement may be amended (x) with the written consent of the Administrative Agent, Parent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (such Loans, the “Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (b) the terms of Replacement Term Loans are not (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms), taken as a whole, materially more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Tranche B Term Maturity Date (in each case, as of the date of incurrence of such Replacement Term Loans)), (c) such Replacement Term Loans have a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, such Replaced Term Loans at the time of such refinancing and (d) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Loans or Commitments in respect of the applicable Senior Facility to such person, the consent of the Administrative Agent (which consent shall not be unreasonably withheld), any person that would be an Eligible Assignee may provide such Replacement Term Loans and (y) with the written consent of the Administrative Agent, Parent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of all or any portion of the Revolving Facility (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (b) the terms of any such Replacement Revolving Facility are (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms) not, taken as a whole, materially more favorable to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than any covenants or other provisions applicable only to periods after the latest of the Revolving Maturity Date (as of the date of incurrence of such Replacement Revolving Facility)) and (c) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Loans or Commitments in respect of the Revolving Facility to such person, the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (in each case, which consent shall not be unreasonably withheld), any additional bank, financial institution or other entity may provide such Replacement Revolving Facility; provided further that in respect of each of clauses (x) and (y) above, any Purchasing Debt Affiliate (other than any Debt Fund Affiliate)

shall (A) be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Purchasing Debt Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.04 as if such Replacement Term Loans were Term Loans and (B) shall not provide any Replacement Revolving Facility.

(f)            Notwithstanding anything to the contrary contained in this Section 9.02 or any Loan Document, (a) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.20, 2.21, 9.04(e), or 9.02(e), and (b) guarantees, collateral security documents and related documents executed by Parent or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.03.          Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel for the Agents, Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents and their respective affiliates, taken as a whole, and, if necessary, one local counsel in any material jurisdiction to such Persons taken as a whole) in connection with the preparation, execution and delivery of the Commitment Letter and Fee Letter, the syndication of the Senior Facilities, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents, any Issuing Bank or any Lender (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel for the Agents, Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents, Issuing Bank and Lenders, taken as a whole, and, if necessary, one local counsel in any relevant material jurisdiction to such Persons, and, if reasonably necessary, one additional local counsel for all affected persons taken as a whole to the extent of any actual or perceived conflict of interest) in connection with the enforcement or protection of its rights in connection with the Loan Documents;

(b)           The Borrower shall indemnify the Agents (and any sub-agent thereof), the Lead Arranger, the Co-Syndication Agents, the Documentation Agent, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel for the Indemnitees, taken as a whole, and, if necessary, one local counsel in any relevant material jurisdiction to such Persons, and, if reasonably necessary, one additional local counsel for all affected Indemnitees taken as a whole to the extent of any actual or perceived conflicts of interest), arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter and Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter and Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently owned or operated by Parent, the Borrower or any other Subsidiary, or any Environmental Liability related in any way to Parent, the Borrower or any other Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter and Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, material breach of the Loan Documents or willful misconduct of such Indemnitee or (ii) in connection with any disputes solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Affiliates (other than any disputes against any Agent, Lead Arranger or Issuing Bank in its capacity as such) and not arising out of any act or omission of the Permitted Holder, the Borrower or any of its subsidiaries.  This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)           To the extent that Parent and the Borrower fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to either Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to each Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d)           To the extent permitted by applicable law, no party hereto shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than those arising from the gross negligence, bad faith, material breach of the Loan Documents or willful misconduct of such party or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable within 30 days after receipt of a reasonably detailed invoice therefor.

(f)            Notwithstanding the foregoing paragraphs in this Section, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

SECTION 9.04.          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, other than as permitted under Section 6.03 (and any attempted assignment or transfer by Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender in violation of this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required (1) with respect to an assignment in respect of a Term Facility, if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (in each case, other than a Disqualified Institution), (2) with respect to an assignment in respect of the Revolving Facility, if such assignment is to a Revolving Lender (in each case, other than a Disqualified Institution) and (3) if an Event of Default under clause (a) or (b) of Article VII or, with respect to the Borrower, clause (h) or (i) of Article VII has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen days after having received written notice thereof; and provided further that the Borrower may, during such ten Business Day period, reasonably request additional information with respect to such proposed assignment, and upon delivery of such request to the Administrative Agent the running of such period shall be suspended and shall resume upon delivery of the requested information to the Borrower (subject to the Borrower’s right to request additional or follow-up information arising out of the response to its initial request, in which case such period shall again be tolled until delivery of such additional information to the Borrower);

(B)          the Administrative Agent; and

(C)          each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure and not in the case of an assignment of a Term Loan.

(ii)     Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments (i) from any Lender or its Approved Funds to one or more other Approved Funds of such Lender or (ii) from any Lender or its Affiliates to any other Person; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including federal, state and foreign securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the Closing Date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.15, 2.16, 2.17, 9.03 and 9.12).

(iv)          The Administrative Agent shall maintain at one of its offices, as an agent of the Borrower, a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal and interest amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error or recordation of assignments therein in violation of the requirements of this Section 9.04, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Administrative Agent and its Affiliates and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto (other than the lack of the Borrower’s consent thereto).  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c)       Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant or requires the approval of all the Lenders.  Parent and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such

Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may at any time pledge or assign (other than to a Disqualified Institution) a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Purchasing Debt Affiliates.  (1) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Debt Affiliate in accordance with this Section 9.04(e) (which assignment will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(A)          no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)          the assigning Lender and Purchasing Debt Affiliate (other than any Debt Fund Affiliate) purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C)          for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Debt Affiliate (other than to any Debt Fund Affiliate);

(D)          no Term Loan may be assigned to LG or its Affiliates (other than to any Debt Fund Affiliate) pursuant to this Section 9.04(e) if, after giving effect to such assignment, LG and its Affiliates (other than any Debt Fund Affiliate) in the aggregate would own in excess of 25% of all Term Loans then outstanding;

(E)           any Term Loans assigned to the Borrower or any Subsidiary of the Borrower shall be immediately cancelled;

(F)           the Purchasing Debt Affiliate (other than any Debt Fund Affiliate) shall not have any MNPI with respect to Parent, the Borrower or any of the Subsidiary Loan

Parties that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Parent, the Borrower or any of the Subsidiary Loan Parties) on or prior to the date of the applicable assignment to such Purchasing Debt Affiliate or (b) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material (i) to a Lender’s decision to assign its Term Loans or (ii) to the market price of the Term Loans; and

(G)          the requirements of Section 9.04(b) (other than the requirements to deliver an Assignment and Assumption) shall have been satisfied with respect to each such assignment as if such Purchasing Debt Affiliate (other than any Debt Fund Affiliate) were an Eligible Assignee (it being understood that the Administrative Agent may not withhold its consent to an assignment to a Purchasing Debt Affiliate).

(2)           Notwithstanding anything to the contrary in this Agreement, no Purchasing Debt Affiliate (other than a Debt Fund Affiliate), solely in their capacity as a Purchasing Debt Affiliate (other than a Debt Fund Affiliate), shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of Parent and its Subsidiaries or their representatives are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to Parent, any Subsidiary or their respective representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent with respect to any duties or obligations or alleged duties or obligations of such Administrative Agent under the Loan Documents, other than with respect to rights expressly retained under this Section 9.04(e), which are not so waived.

(3)           Notwithstanding anything in Section 9.02 or the definition of the term “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite class vote required by this Agreement (but not for any matter requiring the vote of all or any affected Lenders) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (x) all Term Loans held by any Purchasing Debt Affiliate (other than a Debt Fund Affiliate) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, or the requisite vote for any class of the Majority in Interest of the Lenders, have taken any actions and (y) all Term Loans held by Debt Fund Affiliates may not account for more than 50% of the Term Loans, Revolving Commitments and Revolving Exposure of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02; provided that each Purchasing Debt Affiliate hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; provided further that any amendment, modification, waiver, consent or other action shall not deprive any Purchasing Debt Affiliate of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without consent of such Purchasing Debt Affiliate.  Any assignment or participation made to any Person in violation of this Section 9.04 shall be void ab initio.  In the event of such an assignment or participation in violation of this Section 9.04, the Borrower shall be entitled to pursue any remedy available to it

(whether at law or in equity, including specific performance to unwind such assignment or participation) against the assignor or participating Lender and such assignee or participant.

(f)            If the Borrower wishes to replace the Loans or Commitments under any Senior Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Senior Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Senior Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.02 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.02(e)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.03(b).  By receiving such purchase price, the Lenders under such Senior Facility shall automatically be deemed to have assigned the Loans or Commitments under such Senior Facility pursuant to the terms of the form of Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (f) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05.          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Lead Arranger, the Co-Arrangers, the Co-Syndication Agents, the Documentation Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and Fee Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter and Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.                              Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                              Right of Setoff.  If an Event of Default shall have occurred and be continuing and the Administrative Agent has consented in writing (which consent may be given in the Administrative Agent’s sole discretion and shall be given at the direction of the Required Lenders), each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of Parent or the Borrower against any of and all the obligations then due of Parent or the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement.  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09.                              Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Parent, the Borrower or any of their properties in the courts of any jurisdiction to the extent necessary to enforce the Collateral.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                              Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and advisors (in each case, other than a Disqualified Institution) solely in connection with the Transactions, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, each Issuing Bank and each Lender shall be responsible for the compliance with this Section by their Related Parties, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case such Person agrees to inform the Borrower as promptly as practicable in advance, to the extent permitted by law (notwithstanding the above or anything else in this Agreement to the contrary, no Lender, shall be required to inform or notify the Company of any disclosure made to or requested by a bank examiner, regulatory examiner or self-regulatory examiner in the course of such examiner’s routine or ordinary course examination, inspection or audit), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case, such Person agrees to inform the Borrower as promptly as practicable thereof, to the extent permitted by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Parent, the Borrower or any other Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a third party source (other than Parent or the Borrower), having, in each case, to such person’s actual knowledge, no obligations of confidentiality to Parent, the Borrower or any other Subsidiary.  For purposes of this Section, “Information” means all information received from Parent or the Borrower relating to Parent, the Borrower or any other Subsidiary or their businesses in connection with the Transactions and the related transactions thereby, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Parent or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.                              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.                              Release of Liens and Guarantees.

(a)                                 The Lenders irrevocably authorize the Agents (and the Agents agree):

(i)                                     to release any Lien on any property granted to or held by the Agents under any Loan Document (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (y) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Guarantor upon release of such Guarantor from its obligations under the Collateral and Guarantee Requirement pursuant to clause (iii) below;

(ii)                                  at the request of the Borrower, to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), (d) and (e) and to enter into intercreditor and subordination agreements to reflect such subordination;

(iii)                               to release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; and

(iv)                              to release Holdings from its obligations under any Loan Document to which it is a party upon the acquisition, directly or indirectly, of the Borrower by MLP.

(b)                                 In each case as specified in this Section 9.14, the Agents will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents (or the subordination of the same), or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.14.

(c)                                  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agents.

(d)                                 The Lenders irrevocably authorize the Agents, and the Agents agree, to enter into any applicable intercreditor agreements in connection with Indebtedness permitted under Sections 6.01(c) and (f) or any amendment permitted under Sections 2.21 or 9.02(e).

SECTION 9.15.                              USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16.                              No Fiduciary Relationship.  Parent and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17.                              Non-Public Information.

(a)                                 Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Parent, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to Parent, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b)                                 Parent, the Borrower and each Lender acknowledge that, if information furnished by Parent or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that Parent or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Parent or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Parent and the Borrower agree to clearly designate all information provided to the Administrative Agent by or on behalf of Parent or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Parent and the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18.                              Lender Action.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents for the benefit of the Lenders and the Issuing Bank, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Agents for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Agents on any of the Collateral pursuant to a public or private sale, the Agents or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Agents, as agents for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Agents at such sale.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PL PROPYLENE LLC,

By:	/s/ Sharon S. Spurlin
	Name:	Sharon S. Spurlin
	Title:	Senior Vice President and
Chief Financial Officer

PROPYLENE HOLDINGS LLC,

By:	/s/ Sharon S. Spurlin
	Name:	Sharon S. Spurlin
	Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to PL Propylene LLC Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent and Collateral Agent

By:	/s/ Michael Monk
	Name:	Michael Monk
	Title:	Authorized Signatory

[Signature Page to PL Propylene LLC Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as
Lender and Swingline Lender

By:	/s/ Michael Monk
	Name:	Michael Monk
	Title:	Authorized Signatory

[Signature Page to PL Propylene LLC Credit Agreement]

CITIBANK, N.A., as Lender

By:	/s/ John Miller
	Name:	John Miller
	Title:	Vice President

[Signature Page to PL Propylene LLC Credit Agreement]

SOCIETE GENERALE, as Lender

By:	/s/Daniel Mallo
	Name:	Daniel Mallo
	Title:	Managing Director

[Signature Page to PL Propylene LLC Credit Agreement]

STIFEL BANK & TRUST, as Lender

By:	/s/ John H. Phillips
	Name:	John H. Phillips
	Title:	Executive Vice President
Stifel Bank & Trust

[Signature Page to PL Propylene LLC Credit Agreement]

SUNTRUST ROBINSON HUMPHREY, INC., as Lender

By:	/s/ C. David Yates
	Name:	C. David Yates
	Title:	Managing Director

[Signature Page to PL Propylene LLC Credit Agreement]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

[Signature Page to PL Propylene LLC Credit Agreement]

WELLS FARGO SECURITIES, LLC, as Lender

By:	/s/ Jeffrey M. Foley
	Name:	Jeffrey M. Foley
	Title:	Managing Director

[Signature Page to PL Propylene LLC Credit Agreement]

Schedule 1.01

Excluded Pipeline Easements

EXCLUDED EASEMENTS AND RIGHTS OF WAY

Row No.	Grantor	Date	Recordation

Parallel 6” propylene & 8” ethylene lines

2	Houston Lighting & Power	10/11/1993	N/A

4	Southern Pacific Transportation (UPRR)	8/19/1993	N/A

5	City of Houston	12/10/2008	N/A

6	City of Pasadena	6/22/1993	N/A

9	Port of Houston Authority #92-0072 Port Terminal Railroad Authority	10/31/2008	N/A

13	Harris County Flood Control District	4/20/1993	N/A

23	Exxon Pipeline Company	12/16/1992	Film Code ###-##-####

23A	Exxon Pipeline Company	5/26/1993	Film Code ###-##-####

Misc.	Army Corp of Engineers	7/2/1991	not recorded

4” propylene (S-267) — no longer parallel to 8” line

PDRW8826	Port of Houston Authority Port Terminal Railroad Authority	2/10/1975	N/A

PDRW8827	TxDOT	2/23/1965	N/A

PDRW8829	Harris County	4/12/1965	Letter

8” ethylene pipeline (S-268) — no longer parallel to 6” line

28	City of Deer Park	5/18/1993	N/A

Misc.	City of LaPorte		N/A

1

Row No.	Grantor	Date	Recordation

GATX — H.O.P. Plant 4” dripolene pipeline (S-308)

1	Center Point Energy	3/9/2009	Letter

4	Port of Houston Authority Port Terminal Railroad Authority	10/31/2008	N/A

4	Army Corp of Engineers	1/6/1998	N/A

8	Southern Pacific Transportation (UPRR)	6/29/1998	N/A

9	City of Pasadena	6/16/1998	N/A

10	City of Houston	2/10/2008	N/A

Total Customer Lateral Line

1	ExxonMobil Pipeline Company	3/25/2010	###-##-####

3	Coastal Water Authority	2/22/2010	N/A

4	Harris County	12/08/2009	N/A

5	Occidental Chemical Corporation	10/26/2009	N/A

Dow Customer Lateral Line

2	Union Pacific Railroad Company	12/11/2009	N/A

3	Texas Department of Transportation	9/04/2009	N/A

4	Coastal Water Authority	9/10/2009	N/A

7	CenterPoint Energy Houston Electric LLC	12/01/2009	N/A

8	Port Terminal Railroad Association	12/01/2009	N/A

2

Schedule 2.01

Commitments

[TO BE PROVIDED BY AGENT]

3

Schedule 3.05

Mortgaged Properties

Address of Real Property	Proper Jurisdiction for Filing of Mortgages
9822 La Porte Freeway Houston, Texas 77017-2721	Harris County, Texas

INCLUDED EASEMENTS AND RIGHTS OF WAY

Easements Associated with the Plant:

Easement from Petro-Tex Chemical Corporation to ARCO Polymers, Inc. dated November 6, 1978 and filed under Harris County Clerk’s File No. F884028.

Easement from Atlantic Richfield Company to ARCO Polymers, Inc. dated December 19, 1978 and filed under Harris County Clerk’s File No. F904649.

Easement from Petro-Tex Chemical Corporation to ARCO Polymers, Inc. dated December 21, 1978 and under Harris County Clerk’s File No. F904650.

Row No.	Grantor	Date	Recordation

Parallel 6” propylene & 8” ethylene lines

1	Texas DOT — Hwy 225 & Hwy 134	4/22/1993	N/A

1A	Texas DOT — Hwy 225	8/9/1993	N/A

1B	Texas DOT — Hwy 225	8/9/1993	N/A

3	Lyondell Chemical Company	6/23/1993	N/A

10	Texaco Pipeline Inc.	5/13/1993	Film Code ###-##-####

11	Client Growth Specialists, Inc.	2/4/1993	P207941; Film Code 104-56-3695

12	Simpson-Pasadena Paper Company	6/23/1993	P311154; Film Code 163-57-3987

14	Shell Pipeline Company	10/27/1993	P559413; Film Code 175-45-0713

15	Midcon Texas Pipeline Corporation	7/19/1993	P404969; Film Code 168-41-1028

16	Exxon Gas Systems	8/19/1993	Film Code ###-##-####

17	Frederick B. Wilbur, et al.	2/4/1993	Film Code ###-##-####

18	Houston Shell & Concrete	5/13/1993	Film Code ###-##-####

4

Row No.	Grantor	Date	Recordation

19	Fleeta McMasters, et al.	2/1/1993	P204575; Film Code 104-53-1772

20	Crown Central Petroleum	8/11/1993	P538848; Film Code 174-54-2551

21	Phillips Petroleum Company	1/28/1993	P204573; Film Code 104-53-1762

22	Ethyl Corporation	10/4/1993	Film Code ###-##-####

24	Georgia-Gulf Corporation	7/23/1993	P404970; Film Code 168-41-1035

24	Georgia-Gulf Corporation	12/2/1993	P606989; Film Code 195-54-0933

4” propylene (S-267) — no longer parallel to 8” line

PDRW8824	Houston Lighting & Power	4/26/1965	Vol 5916, Pg 491 Film Code 030-23-0277

PDRW8824	Diamond Shamrock Chemical Company	11/16/1972	N/A

PDRW8828	Rohm & Haas Company	3/4/1965	Letter

PDRW8830	Ethyl Corporation	3/8/1965	Easement Vol 5875, Pg 230 H.C.D.R.

PDRW8831	Tenneco Manufacturing Company	3/5/1965	Letter

8” ethylene pipeline (S-268) — no longer parallel to 6” line

23	Exxon Pipeline Company	12/16/1992	Film Code ###-##-####

24	Georgia-Gulf Corporation	7/23/1993	P404970; Film Code 168-41-1035

25	Texas Turnpike Authority — TX-Dot	8/15/1993

26	Shell Oil Corporation	6/7/1993	P329704 Film Code 164-65-0176

27	Coastal Water Authority (CIWA)	3/25/1993	N/A

29	Jerrold Landon, et al	7/06/1993-7/15/1993	P366139 Film Code 166-46-3307

Misc.	Texas Department of Transportation	12/14/1993	N/A

GATX — H.O.P. Plant 4” dripolene pipeline (S-308)

1	AES Deepwater		Not yet recorded

5

Row No.	Grantor	Date	Recordation

2	General American Transportation Company (GATX)		Film Code ###-##-####

6	Lyondell-Citgo Refining Company, Ltd	11/7/1998	Film Code ###-##-####

7	HSC Pipeline Partnership, L.P.	10/21/1998	Film Code ###-##-####

11	Texas Department of Transportation	11/12/1997	N/A

Total Customer Lateral Line

2	INEOS USA LLC	3/25/2010	###-##-####

6	Total Petrochemicals USA, Inc.	3/25/2010	###-##-####

Dow Customer Lateral Line

1	Kinder Morgan Texas Pipeline LLC	3/25/2010	###-##-####

5	Rohm and Haas Texas, Inc.	3/25/2010	###-##-####

6	ExxonMobil	3/25/2010	###-##-####

9	Rohm and Haas Texas, Inc.	3/25/2010	###-##-####

6

Schedule 3.11A

Subsidiaries and Joint Ventures

(a) Subsidiaries

Current Legal Entities Owned	Record Owner	Jurisdiction of Owned Entity	Percent Owned
PL Propylene LLC	Propylene Holdings LLC	Delaware	100%
PetroLogistics GP LLC	Propylene Holdings LLC	Delaware	100%
PetroLogistics LP	Propylene Holdings LLC	Delaware	100%

(b) Joint Ventures

Current Legal Entities Owned	Record Owner	Jurisdiction of Owned Entity	Percent Owned
None

7

Schedule 6.01

Existing Indebtedness

NONE

8

Schedule 6.02

Existing Liens

NONE

9

Schedule 6.04

Existing Investments

NONE

10

Schedule 6.09

Transactions with Affiliates

Advisory Agreement dated as of August 22, 2008 between PetroLogistics Company LLC and PL Propylene LLC

Services Agreement dated as of March 31, 2008 between PL Olefins LLC and PL Propylene LLC

System Operating Agreement dated as of August 1, 2010 between PL Olefins LLC and PL Propylene LLC

Services Agreement dated as of January 1, 2012 between PL Propylene LLC and PetroLogistics GP LLC

Advisory Services Agreement dated as of August 22, 2008 between Goldberg Lindsay & Co. LLC and PL Propylene LLC

11

Schedule 6.10

Existing Restrictions

NONE

12

EXHIBIT A
TO THE
CREDIT AGREEMENT

[Form of] Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	PL Propylene LLC

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc.

5.

Credit Agreement: The Credit Agreement dated as of March [ ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Propylene Holdings LLC, a Delaware limited liability company, PL Propylene LLC, a Delaware limited liability company (“Borrower”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent, and the other lenders from time to time party thereto.

(1)                                 Select as applicable.

6.                                      Assigned Interest:(2)

Facility Assigned	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(3)
	$	$		%

(2)                                 Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A).

(3)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                                      ,  20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which, the Assignee designates one or more credit contacts to whom all syndicate level information (which may contain material non-public information about the Borrower and their Related Parties or their securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By:
Name:
Title:

[PL PROPYLENE LLC

By:
Name:
Title:](1)

[[ ], as
Issuing Bank]

By:
Name:
Title:](2)

(1)                    To be completed to the extent consent is required under Section 9.04(b) of the Credit Agreement.

(2)                    To be completed to the extent consent is required under Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations, Warranties and Agreements.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, if prior to the delivery of any such financial statements, the financial statements referred to in Section 3.04(a) thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the Administrative Agent’s sole discretion or otherwise not payable pursuant to the terms of the Credit Agreement) as of the Effective Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

A-1-1

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “PDF or “TIFF” file)), and all said counterparts taken together shall be deemed to constitute one and the same instrument.  This Assignment and Assumption and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

A-1-2

EXHIBIT B
TO THE

CREDIT AGREEMENT

[Form of] Borrowing Request

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent
1 Pierrepoint Plaza
Brooklyn, New York 11201

Attention:  Morgan Stanley Agency Servicing

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propylene Holdings LLC, a Delaware limited liability company, PL Propylene LLC, a Delaware limited liability company (“Borrower”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the other lenders from time to time party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.  This notice constitutes a Borrowing Request and Borrower hereby gives you notice, pursuant to Section 2.03 [2.04] of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

(A)                               Class of Borrowing:(1)

(B)                               Aggregate principal amount of Borrowing:(2)$

(C)                               Date of Borrowing (which is a Business Day):

(D)                               Type of Borrowing:(3)

(E)                                Interest Period and the last day thereof:(4)

(1)                                Specify Tranche B Term Borrowing, Revolving Borrowing, Swingline Borrowing, Replacement Term Borrowing or Replacement Revolving Facility Borrowing.

(2)                                 Must comply with Section 2.02(c) of the Credit Agreement.

(3)                                 Specify ABR Borrowing or Eurodollar Borrowing.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall an ABR Borrowing.

(4)                                 Applicable to Eurodollar Borrowings only.  Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, if available to by each Lender participating in the requested Borrowing, nine or twelve months).  If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

B-1

(F)                                 [Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed:  [Name of Bank] (Account

No.:                                        )]

[Issuing Bank to which proceeds of the requested Borrowing are to be

disbursed:                                                ](5)

The Borrower hereby certifies that on the date of the requested Borrowing the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the Aggregate Revolving Commitment (or the maximum amount of any such component) specified in the Credit Agreement.

Very truly yours,

PL PROPYLENE LLC

By:
Name:
Title:

(5)                                 Specify only in the case of an ABR Revolving Borrowing or Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) of the Credit Agreement.

B-2

EXHIBIT C
TO THE
CREDIT AGREEMENT

Form of Collateral Agreement

[See attached](1)

(1)                                 Provided under separate cover.

C-1

EXHIBIT D
TO THE
CREDIT AGREEMENT

Form of Guarantee Agreement

[See attached](1)

(1)                                 Provided under separate cover.

D-1

EXHIBIT E
TO THE
CREDIT AGREEMENT

[Form of] Interest Election Request

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

1 Pierrepoint Plaza

Brooklyn, New York 11201

Attention:  Morgan Stanley Agency Servicing

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propylene Holdings LLC, a Delaware limited liability company, PL Propylene LLC, a Delaware limited liability company (“Borrower”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the other lenders from time to time party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.  This notice constitutes an Interest Election Request and Borrower hereby gives you notice, pursuant to Section 2.07 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrowing to which this request applies:
Principal Amount:
Type:(1)
Interest Period:(2)

2.	Effective date of this election:(3)

3.	Resulting Borrowing[s](4)
Principal Amount:(5)

(1)                                 Specify ABR Borrowing or Eurodollar Borrowing.

(2)                                 In the case of a Eurodollar Borrowing, specify the last day of the current Interest Period therefor.

(3)                                 Must be a Business Day.

(4)                                 If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing.  Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Type in Section 2.02(c) of the Credit Agreement.

(5)                                 Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.

E-1

Type:(6)
Interest Period:(7)

Very truly yours,

[NAME OF BORROWER],

By:
Name:
Title:

(6)                                 Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

(7)                                 Applicable only if the resulting Borrowing is to be a Eurodollar Borrowing.  Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, if available to each Lender participating in the resulting Borrowing, nine or twelve months).  The applicable Interest Period cannot extend beyond the Maturity Date.  If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

E-2

EXHIBIT F
TO THE
CREDIT AGREEMENT

[Form of]

PERFECTION CERTIFICATE

[                ], 2012

Reference is hereby made to (i) that certain Collateral Agreement dated as of [            ], 2012 (the “Collateral Agreement”), between PL Propylene LLC, a Delaware limited liability company (“Borrower”), Propylene Holdings LLC, a Delaware limited liability company (“Holdings”), the other guarantors party thereto from time to time (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and the Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of [            ], 2012 (the “Credit Agreement”) among the Borrower, Holdings, certain other parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, the Borrower and each Guarantor.

The undersigned hereby certify to the Agent as follows:

1.             Names.

(a)           The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any similar organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b)           Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names listed as the legal name of any Company in its certificate of organization or similar organizational document in the past five years, together with the date of the relevant change.

(c)           Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.             Current Locations.  The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.             Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, no Company has acquired all or substantially all of (i) the assets or (ii) a division or line of business of a person within the past five years.

4.             File Search Reports.  Attached hereto as Schedule 4 are true copies of the file search reports received by the Companies through CT Corporation, a third-party service provider, from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral.

5.             Real Property.  Attached hereto as Schedule 5 is a list of all (i) real property having an appraised value in excess of $5,000,000 owned by any Company located in the United States as of the Closing Date, and (ii) other information relating thereto required by such Schedule.

6.             Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 6(a) is a true and correct list of each of all of the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Collateral Agreement.  Also set forth in Schedule 6(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Collateral Agreement.

7.             Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, in each case with a face amount of $1,000,000 or greater, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Collateral Agreement.

8.             Intellectual Property.  (a)  Attached hereto as Schedule 8(a) is a schedule setting forth all of each Company’s U.S. Patents and Trademarks (each as defined in the Collateral Agreement) applied for or registered with the United States Patent and Trademark Office (the “USPTO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b)           Attached hereto as Schedule 8(b) is a schedule setting forth all of each Company’s registered or applied for United States Copyrights (each as defined in the Collateral Agreement), including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c)           Attached hereto as Schedule 8(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or United States Copyright Office (“USCO”), as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

9.             Commercial Tort Claims.  Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Collateral Agreement) in excess of $500,000 held by each Company.

10.          Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit in an amount greater than $500,000 issued in favor of each Company, as beneficiary thereunder.

11.          Other Collateral.  Attached hereto as Schedule 11 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority that are material to the business of any Company, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Collateral Agreement.(20)

[The remainder of this page has been intentionally left blank]

(20)                          If none exist, state “None” on schedule.

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this          day of                                 , 2012.

PL PROPYLENE LLC

By:
Name:
Title:

PROPYLENE HOLDINGS LLC

By:
Name:
Title:

EXHIBIT G
TO THE
CREDIT AGREEMENT

[Form of] Supplemental Perfection Certificate

[                ], 201[ ]

Reference is hereby made to (i) that certain Collateral Agreement dated as of [          ], 2012 (the “Collateral Agreement”), between PL Propylene LLC, a Delaware limited liability company (“Borrower”), Propylene Holdings LLC, a Delaware limited liability company (“Holdings”), the other guarantors from time to time party thereto (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and the Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of [             ], 2012 (the “Credit Agreement”) among the Borrower, Holdings, certain other parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Parent (as defined in the Credit Agreement), the Borrower and each Guarantor.

This Supplemental Perfection Certificate is delivered pursuant to Section 5.01(d) of the Credit Agreement (this certificate and each other certificate delivered pursuant to Section 5.01(d) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”).

The undersigned, [specify title](1) of the Borrower, hereby certifies to the Agent that, as of the date hereof, there has been no change in the information set forth in the Perfection Certificate delivered on the Closing Date (as supplemented from time to time by each Supplemental Perfection Certificate delivered after the Closing Date and prior to the date hereof, the “Prior Perfection Certificate”), other than the supplements or modifications to the applicable schedules set forth below:

1.	Names.

(a)	Schedule 1(a).

(b)	Schedule 1(b).

(c)	Schedule 1(c).

2.	Current Locations.

Schedule 2.

3.	Extraordinary Transactions.

Schedule 3.

4.	File Search Reports.

(1)                                Each Supplemental Perfection Certificate must be signed by a Financial Officer of the Borrower.

Schedule 4.

5.	Real Property.

Schedule 5.

6.	Stock Ownership and Other Equity Interests.

(a) Schedule 6(a).

(b) Schedule 6(b).

7.	Instruments and Tangible Chattel Paper.

Schedule 7.

8.	Intellectual Property.

(a) Schedule 8(a).

(b) Schedule 8(b).

(c) Schedule 8(c).(2)

9.	Commercial Tort Claims.

Schedule 9.

10.	Letter-of-Credit Rights.

Schedule 10.

11.	Other Collateral.

Schedule 11.

[The remainder of this page has been intentionally left blank]

(2)                                 Please provide any copies of IP licenses

IN WITNESS WHEREOF, we have hereunto signed this Supplemental Perfection Certificate as of this          day of                                 , 20[    ].

PL PROPYLENE LLC

By:
Name:
Title:

PROPYLENE HOLDINGS LLC

By:
Name:
Title:

EXHIBIT H-1
TO THE
CREDIT AGREEMENT

[Form of] U.S. Tax Certificate

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PL Propylene LLC, a Delaware limited liability company, (the “Borrower”), Propylene Holdings LLC, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

H-1-1

EXHIBIT H-2
TO THE
CREDIT AGREEMENT

[Form of] U.S. Tax Certificate

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PL Propylene LLC, a Delaware limited liability company, (the “Borrower”), Propylene Holdings LLC, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                    , 20[  ]

H-2-1

EXHIBIT H-3
TO THE
CREDIT AGREEMENT

[Form of] U.S. Tax Certificate

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PL Propylene LLC, a Delaware limited liability company, (the “Borrower”), Propylene Holdings LLC, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

H-3-1

EXHIBIT H-4
TO THE
CREDIT AGREEMENT

[Form of] U.S. Tax Certificate

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PL Propylene LLC, a Delaware limited liability company, (the “Borrower”), Propylene Holdings LLC, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its applicable partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

H-4-1

EXHIBIT I
TO THE
CREDIT AGREEMENT

[Form of] Affiliated Lender Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings specified in the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propylene Holdings LLC, a Delaware limited liability company, (“Holdings”), PL Propylene LLC, a Delaware limited liability company (the “Borrower”), Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and the other lenders party thereto.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the credit facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.             Assignor (the “Assignor”):  [NAME OF ASSIGNOR]

2.             Assignee (the “Assignee”):  [NAME OF ASSIGNEE]

3.             Assigned Interest:

I-1

Credit Facility	Total Commitments and Loans of all Lenders under each Credit Facility		Amount of Commitments and Loans Assigned under each Credit Facility		Percentage Assigned of Commitments and Loans of all Lenders under each Credit Facility(1)
[ ]	$	[ ]	$	[ ]	[0.000000000]	%

4.             Effective Date of Assignment (the “Effective Date”):                     20    ,(2) subject to the payment of an assignment fee in an amount of $3,500 to the Administrative Agent (unless waived or reduced in the Administrative Agent’s sole discretion or otherwise not payable pursuant to the terms of the Credit Agreement) as of the Effective Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

(1)           To be set forth, to at least 9 decimals, as a percentage of the aggregate Commitments of all Lenders under each Credit Facility.

(2)           To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties and Agreements.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) it is a Purchasing Debt Affiliate (as defined in the Credit Agreement), (iv) as of the date hereof the Assignee does not have any material non-public information (“MNPI”) with respect to any Loan Party that either (A) has not been disclosed to the Lenders (other than Lenders who do not wish to receive MNPI with respect to any Loan Party) prior to such time or (B) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material (1) to a Lender’s decision to assign its Term Loans to the Assignee or (2) to the market price of the Term Loans; (v) after giving effect to its purchase and assumption of the Assigned Interest, the aggregate principal amount of all Term Loans held by LG or its Affiliates (other than any Debt Fund Affiliate) will not exceed 25% of the aggregate principal amount of all Term Loans outstanding under the Credit Agreement; [(vi) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption and subject to Section 9.04 of the Credit Agreement, have the rights and obligations of a Lender under the Credit Agreement,](1) and (vii) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered by the Borrower pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and [(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including, if it is a Foreign Lender, its obligations

(1)                                 Include only if assignee is a Purchasing Debt Affiliate other than the Borrower or any Subsidiary of the Borrower.

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pursuant to Section 2.17 of the Credit Agreement.](2)[(ii) it will immediately cancel the Assigned Interest.](3)

2.                                      Payments:  From and after the Effective Date, the Administrative Agent shall make payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date [and to the Assignee for amounts which have accrued from and after the Effective Date.](4)

3.                                      General Provisions.

3.1                               [In accordance with Section 9.04 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Assumption, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption and subject to Section 9.04 of the Credit Agreement, have the rights and obligations of a Lender under the Credit Agreement](5) and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and if this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 thereof).

3.2                               This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “PDF or “TIFF” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Assignment and Assumption and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

(2) Include only if assignee is a Purchasing Debt Affiliate other than the Borrower or any Subsidiary of the Borrower.

(3) Include only if assignee is the Borrower or any Subsidiary of the Borrower.

(4) Include only if assignee is a Purchasing Debt Affiliate other than the Borrower or any Subsidiary of the Borrower.

(5) Include only if assignee is a Purchasing Debt Affiliate other than the Borrower or any Subsidiary of the Borrower.

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EXHIBIT J
TO THE
CREDIT AGREEMENT

[Form of] Compliance Certificate

[For the fiscal quarter of the Company ended [ ]]
[For the fiscal year of the Company ended [ ]]

To:  Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

This Compliance Certificate (this “Certificate”) is being delivered pursuant to Section 5.01(c) of the Credit Agreement dated as of March [  ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PL Propylene LLC, a Delaware limited liability company (the “Borrower”), Propylene Holdings LLC, a Delaware limited liability company (“Holdings”), Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other lenders from time to time party thereto.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement.  The obligations of the Borrower and Parent under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Certificate shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement.  In the event of any conflict between the terms of this Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Certificate are to be modified accordingly.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the [                                          ](1) of the Borrower and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and, in such capacity and not individually, that:

(a)           [Attached as Schedule I hereto are the consolidated financial statements and the opinion required to be furnished to the Administrative Agent under Section 5.01(a) of the Credit Agreement for the fiscal year of the Borrower ended [    ].]

[or]

[Attached as Schedule I hereto are the consolidated financial statements required to be furnished to the Administrative Agent under Section 5.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended [    ].  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

(1)                                 Insert the title of the Financial Officer.

(b)           I am familiar with the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements. [Except as set forth in Schedule II hereto(2), to][To] my knowledge, as of the date of this Certificate, no Default has occurred and is continuing.

(c)           [Set forth in Annex A hereto are reasonably detailed calculations demonstrating compliance with Section 6.12 of the Credit Agreement as of the end of the [fiscal year] [fiscal quarter] of the Borrower with respect to which this Certificate is being delivered.](3)

(d)           Set forth in Annex B hereto is a list of the names of all Permitted Joint Ventures, each of which qualifies as a Permitted Joint Venture, along with reasonably detailed calculations demonstrating that all such entities in the aggregate do not exceed the limitation set forth in clause (3) of the proviso of the definition of “Permitted Joint Venture” in the Credit Agreement.

(e)           Set forth in Annex C hereto are reasonably detailed calculations of the Available Amount as of the end of the [fiscal year] [fiscal quarter] of the Borrower with respect to which this Certificate is being delivered, and any application of the Available Amount to investments, dividends and other payments during such [fiscal year] [fiscal quarter].

(f)            [Set forth in Annex D hereto are reasonably detailed calculations of Excess Cash Flow as of the end of the fiscal year of the Borrower with respect to which this Certificate is being delivered. ](4)

(g)           [Except as set forth in Schedule III hereto,](5) [N]o change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company [most recently heretofore delivered under Section 5.01(a) or 5.01(b)] [referred to in Section 3.04] of the Credit Agreement.

(2)         If a Default has occurred, specify the details thereof and any action taken or proposed to be taken with respect thereto.

(3)         To be included if, on the last day of the fiscal quarter (commencing with the fiscal quarter ending June 30, 2012) or fiscal year, as applicable, the aggregate amounts outstanding under the Revolving Facility (excluding the amounts of any Letters of Credit which have been cash collateralized) exceeds $100,000,000.

(4)         To be included only when the Compliance Certificate is being delivered in connection with financial statements delivered pursuant to Section 5.01(a) of the Credit Agreement, in each case, prior to the Qualified MLP IPO.

(5)         If any such change has occurred, specify the effect of such change on the financial statements (including those for the prior periods) accompanying this Certificate.

The foregoing certifications, together with the computations set forth in [Annex A,] Annex B[,] [and] Annex C [and Annex D] hereto, are made and delivered on [ ], pursuant to Section 5.01(c) of the Credit Agreement.

PROPYLENE HOLDINGS, LLC

By:
Name:
Title:

PL PROPYLENE LLC

By:
Name:
Title:

SCHEDULE I

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SCHEDULE II

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SCHEDULE III

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[ANNEX A]

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ANNEX B

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ANNEX C

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[ANNEX D]

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